Exhibit 10.66
EXECUTION VERSION

PURCHASE AGREEMENT

BY AND BETWEEN

PAYLETTERHOLDINGS LLC.

AS PURCHASER

AND

NET 1 APPLIED TECHNOLOGIES NETHERLANDS B.V.

AS SELLER

DATED JANUARY 23, 2020

SCHEDULE A CONDUCT OF BUSINESS PRIOR TO COMPLETION
SCHEDULE B SELLER DISCLOSURE SCHEDULES
EXHIBIT 2.3(C) FORM PLEDGE AGREEMENT
EXHIBIT 4.4(A) FORM RESIGNATION LETTER

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into on this 23rd day of January 2020 by and between:

(i) PayletterHoldings LLC., a company established and existing under the laws of Korea with its registered office at 223, Yeoksam-ro, Gangnam-gu, Seoul, 06224, Korea (the "Purchaser"); and

(ii) NET 1 Applied Technologies Netherlands B.V., a company established and existing under the laws of the Netherlands with its registered office at Strawinkylaan 3105, 1077ZX, Amsterdam, Netherlands (the "Seller").

The Purchaser and the Seller are hereinafter referred to each as a "Party" and collectively as the "Parties".

WITNESSETH:

WHEREAS, the Seller owns 29,910 units, par value KRW 5,000 per unit, of NET 1 Applied Technologies Korea Limited, a limited liability company (yuhan-hoesa in Korean) organized and existing under the laws of Korea with its registered office at 5Fl., 11, Teheran-ro 107-gil, Gangnam-gu, Seoul, Korea (the "Company"), representing 100% of the total equity interest of the Company (the "Ownership Interest"); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to acquire and purchase from the Seller, the Ownership Interest (the "Transaction").

NOW, THEREFORE, in consideration of the premises and of the mutual terms, conditions and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings ascribed to such terms below.

"Action" means any action, suit, arbitration, appeal, petition, claim, mediation or other proceeding, whether civil or criminal, before any Governmental Authority, whether brought by such Governmental Authority or any third Person, or any inquiry or investigation by any Governmental Authority.

"Affiliate" means, in respect of a Person, any other Person if it directly or indirectly controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" means (a) direct or indirect ownership of Equity Interest, possessing more than fifty percent (50%) of the voting power of a Person or (b) the ability, either directly or indirectly, to direct or cause the direction of or to influence the direction of that Person or the management of that Person, whether through ownership of voting securities or by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Anti-Corruption and Anti-Bribery Laws" means, collectively, (i) the principles set out in, and all national and international laws enacted to implement, the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (ii) the Foreign Corrupt Practices Act of 1977 (U.S.), as amended, or any rules or regulations thereunder; (iii) the UK Bribery Act 2010; and (iv) any other applicable anti-corruption and/or anti-bribery laws, regulations or orders of any Governmental Authority of any jurisdiction applicable to any Group Company and/or the Seller, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or any other Person to influence action by such Person or otherwise obtain a business advantage, such as the Anti-Corruption and Bribery Prohibition Act, the Improper Solicitation and Graft Act, the Public Officials Ethics Act, and the Specialized Credit Finance Business Act.

"Base Purchase Price" has the meaning set forth in Section 2.2(a)(ii).

"Business Assets" has the meaning set forth in Section 3.2(j)(i).

"Business Day" means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Korea or South Africa are required or authorized by Law to be closed for business.

"Business Intellectual Property" has the meaning set forth in Section 3.2(p)(i).

"Business Systems" means all computer, hardware, software, systems, websites, networks and other information technology and communication assets and equipment used or held for use in the business of the Group Companies as currently conducted (and all data stored therein or processed thereby) or to develop manufacture, provide, distribute, support, maintain or test any product or service of the business of the Group Companies, whether located on the premises on any Owned Real Property or Leased Property or hosted at a third-party site.

"Capital Gains Tax" means all Taxes imposed by any Governmental Authority in Korea on or by reference to capital gains in respect of the sale and purchase of the Ownership Interest as contemplated hereby.

"CGT Withholding" has the meaning set forth in Section 2.2(e)(i).

"Company" has the meaning set forth in the recitals.

"Company Financial Statements" means the non-consolidated unaudited financial statements of the Company as of and for the fiscal year ended June 30, 2019.

"Competing Transaction" has the meaning set forth in Section 4.10.

"Competition Laws" shall mean any Laws, including the Monopoly Regulation and Fair Trade Act of Korea, relating to the regulation of monopolies or competition in any jurisdiction.

"Completion" has the meaning set forth in Section 2.5.

"Completion Date" means the date on which the Completion actually occurs.

"Completion Payment" has the meaning set forth in Section 2.2(d).

"Contract" means, with respect to a Person, any written or oral agreement, contract, deed, instrument (including indenture, note, bond, loan or credit agreement, instrument, lease, mortgage, deed of trust, license and commitment) and binding understanding, including all amendments, supplements and modifications thereto, whether or not in writing.

"Contract Deposit" has the meaning set for in Section 2.2(b).

"Covered Persons" has the meaning set forth in Section 4.9.

"Data Room" means the electronic documentation site established by Ansarada on behalf of the Seller in connection with the Transaction.

"Debt Financing" has the meaning set forth in Section 3.3(d)(ii).

"Direct Claim" has the meaning set forth in Section 6.4(b).

"Director List" has the meaning set forth in Section 4.5(a).

"Employees" means all employees, directors and/or officers of the Group Companies.

"Employee Benefit Plans" means any bonus, overtime, deferred compensation, pension, profit sharing, stock option, employee stock purchase, severance pay, leave, vacation, health, disability or accident insurance plan, housing, or other employee benefit plans applicable to any Employees.

"Employee Group" means any body of which any Employees are members or which represents any of them in matters relating to their employment.

"Encumbrance" means any and all liens, charges, security interests, mortgages, pledges or other encumbrances, right of way, conditional sale, easement, option, warrant, purchase right, right of first refusal, security interest, other title retention agreement of any kind or nature, or other restriction of any kind or character whatsoever, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.

"Enterprise Value" means the enterprise value agreed between the Parties as USD 212,018,644.

"Equity Financing" has the meaning set forth in Section 3.3(d)(ii).

"Equity Interest" means, with respect to any Person, any capital stock, membership interest, unit of participation or other similar interest (however designated) in such Person.

"Excess CGT Withholding Amount" has the meaning set forth in Section 2.2(e)(iv).

"Financing Commitments" has the meaning set forth in Section 3.3(d)(ii).

"Fundamental Warranties" means those warranties of the Seller contained in Sections 3.1(a), 3.1(b), 3.1(c) and 3.1(d).

"GAAP" means generally accepted accounting principles in the relevant jurisdiction as in effect on the date such principles are employed or applied.

"Government Official" means any officer or employee of any Governmental Authority, or of a public international organization, or any person acting in an official capacity for or on behalf of any Governmental Authority, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

"Governmental Approvals" means any approval, consent, order, license, permit, qualification, exemption, waiver or other authorization, issued, granted or otherwise made available by any Governmental Authority.

"Governmental Authority" means any court, governmental commission, board or other regulatory authority or agency.

"Governmental Order" means any judicial or administrative judgment, decision, ruling, decree, order, settlement, injunction, writ, stipulation, determination or award of any Governmental Authority.

"Group Companies" means the Company and the Subsidiaries, and "Group Company" means any of them.

"Group Companies Financial Statements" means the Company Financial Statements, KSNET Financial Statements and KSANP Financial Statements.

"Indemnified Party" has the meaning set forth in Section 6.3(a).

"Indemnified Purchaser Party" has the meaning set forth in Section 6.1(b).

"Indemnified Seller Party" has the meaning set forth in Section 6.1(a).

"Indemnifying Party" has the meaning set forth in Section 6.3(a).

"Intellectual Property" means intellectual property rights, which may exist or to be created under the Laws of any jurisdiction in the world or any international treaties or conventions, whether or not the subject of an application or registration, including any of the following: Korean or foreign (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing, (b) copyrights, including all applications and registrations related to the foregoing, (c) trade secrets and confidential know-how, (d) patents and patent applications, (e) internet domain registrations, and (f) other intellectual property and related proprietary rights, interests and protections.

"KFTC" means the Fair Trade Commission of Korea.

"Knowledge" means, with respect to the Seller, the actual knowledge of any registered directors of the Seller or any Group Company.

"Korea" means the Republic of Korea.

"KRW" or "Korean Won" means Korean Won, the lawful currency of Korea.

"KSANP" means KSANP Co., Ltd, a company established and existing under the laws of Korea with its registered office at 5Fl., 11, Seongnae-ro 6-gil, Gangdong-gu, Seoul, Korea.

"KSANP Financial Statements" means the unaudited monthly management accounts of the KSANP for the months ended on the last day of each month of the fiscal year 2019.

"KSNET" means KSNET Inc., a company incorporated and existing under the laws of Korea with its registered office at 3Fl., 9, Teheran-ro 103-gil, Gangnam-gu, Seoul, Korea.

"KSNET Financial Statements" means the non-consolidated audited financial statements of KSNET as of and for the fiscal year ended June 30, 2019.

"Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or other binding directive issued, enacted or promulgated by any Governmental Authority.

"Leakage" means:

(a) any dividend (in cash or in kind) or distribution declared, paid or made (whether actual or deemed) by the Company to the Seller, or any repurchase, redemption, repayment or return of share or loan capital or loan (or any other relevant securities) by any Group Company to or for the benefit of the Seller or any of its Affiliates (excluding the Group Companies);

(b) any payment by any Group Company of any transaction bonus, M&A bonus, other than the transaction bonuses permitted under clause (j) of the definition of "Permitted Leakage", or compensation, performance payment, service fees or other compensation, however referred to, made or agreed to be made by any Group Company to, or assets transferred or liabilities assumed, indemnified or incurred by any Group Company for the benefit of, any Employee to the extent such payment, transfer, assumption or indemnification is conditional on the consummation of, or is made to facilitate, the Transaction;

(c) any payments made (or future benefits granted) to (or assets transferred to, or liabilities assumed, indemnified, guaranteed, secured or incurred for the benefit of) the Seller or any of its Affiliates (other than a Group Company), by any Group Company (but excluding, for the avoidance of doubt, any payments of base salary and accrued bonuses, and the provision of all other emoluments, pensions and benefits, to Employees, in each case in the Ordinary Course of Business);

(d) any payments made or agreed to be made by any Group Company to, or at the direction of or for the benefit of, the Seller or any of its Affiliates (other than a Group Company), in respect of any Equity Interest of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital;

(e) the waiver or discount by any Group Company of any amount or obligation owed to such Group Company by the Seller or any of its Affiliates (other than a Group Company);

(f) the purchase by any Group Company from the Seller or any of its Affiliates (other than a Group Company), of any assets;

(g) the transfer by any Group Company to the Seller or any of its Affiliates (other than a Group Company) of any assets to the extent that such transfer is at less than market value or otherwise not on arm's length terms;

(h) any payment by a Group Company of, or obligation on a Group Company to pay or incur, any costs, professional fees, expenses or transaction bonuses to any Person (including any consulting, advisory, management fee or commission) in connection with the transactions contemplated by this Agreement or as a result of the Completion or any disposal of the Ownership Interest, including any costs, professional fees and expenses relating to any preparatory work carried out on behalf of the Seller;

(i) any Tax paid or that will become payable by any Group Company to the extent attributable to any of the foregoing; or

(j) any agreement or arrangement made or entered into by any Group Company to do or give effect to any matter referred to in (a) to (i) above,

but excludes Permitted Leakage.

"Leakage Amount" has the meaning set forth in Section 2.3(b).

"Leakage Claim" has the meaning set forth in Section 2.4.

"Leakage Dispute" has the meaning set forth in Section 2.4.

"Leakage Expert" has the meaning set forth in Section 2.4(a).

"Leased Real Property" has the meaning set forth in Section 3.2(j)(iii).

"Liabilities" means any liabilities, losses, indebtedness or obligations (whether known or unknown, absolute or contingent, accrued or fixed, or matured or unmatured), including those arising under any Governmental Order or other Law or equity (including any Law relating to Taxes), and those arising from any Contract.

"Licensed Intellectual Property" has the meaning set forth in Section 3.2(p)(ii).

"Locked Box Date" means June 30, 2019.

"Locked Box Interest" has the meaning set forth in Section 2.2(a).

"Long-Stop Date" means the date falling three (3) months after the date hereof.

"Losses" means any and all any losses, Liabilities, damages, awards, judgments, fines and penalties, diminution in value, lost profits, costs and expenses (including reasonable attorneys' fees and any costs and expenses of remediation obligations), charges, actions, proceedings, claims, allegations and demands.

"Material Adverse Effect" means any event, fact, effect, circumstance or change, that has had, individually or in the aggregate, a materially adverse effect on (a) the business, results of operations, condition (financial or otherwise), revenue, income, enterprise value, or assets of the Group Companies, taken as a whole, or (b) the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, fact or change, directly or indirectly, arising out of or attributable to: (i) general economic conditions, (ii) conditions generally affecting the industries in which the Group Companies operate, (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates or exchange rates, (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser, (vi) any changes in applicable Laws or accounting rules (including Korean GAAP) or the enforcement, implementation or interpretation thereof, (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, (viii) any acts of God, or (ix) any failure by the Group Companies to meet any internal or published projections, forecasts or revenue or earnings predictions; provided, that, event, fact, effect, circumstance or change set forth in clauses (i), (ii) and (iii) shall be taken into account in determining whether there has been a Material Adverse Effect if any such event, fact, effect, circumstance or change has a disproportionate effect on the business, results of operations, condition (financial or otherwise), revenue, income, enterprise value, or assets of the Group Companies, taken as a whole.

"Material Contract" means Contracts entered into with merchants and agencies and the following Contracts to which any Group Company is a party or by which any Group Company or its properties are bound: (i) Contracts that involve performance of services or delivery of goods or materials by or to any Group Company of an amount or value in excess of one hundred million Korean Won (KRW 100,000,000) per month; (ii) Contracts that have an unexpired term of one year or longer and cannot be terminated by any Group Company upon notice; (iii) currently effective mortgages, indentures, loan or credit agreements, security agreements, and other agreements and instruments relating to the borrowing of money or extension of credit, individually in excess of three hundred million Korean Won (KRW 300,000,000); (iv) any guarantee, pledge, performance or completion bond, indemnification, surety, reimbursement, hold harmless or other similar commitment with respect to the obligations or Losses of another Person; (v) Contracts limiting the freedom of any Group Company (or that would purport to limit the freedom of the Purchaser or any of its Affiliates) to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property; (vi) Contracts concerning a joint development or other similar arrangement with one or more Persons, or providing for the development by or for any Group Company of Intellectual Property (excluding nondisclosure or confidentiality Contracts entered into in the ordinary course of business and confidentiality); (vii) Contracts to grant any severance or termination pay or benefits (in cash or otherwise) to any Employee, individual consultant, or any contractor of any Group Company, in each case other than in the Ordinary Course of Business; (viii) Contracts relating to the ownership of, formation of, operation of, or investment in any business or enterprise, including joint ventures, minority equity investments, partnership and similar Contracts; and (ix) Contracts or series of related Contracts pursuant to which any Group Company has made aggregate expenditures or payments in excess of one hundred million Korean Won (KRW 100,000,000) per month in the past twelve (12) months and for which the company has ongoing obligations or rights thereunder.

"Non-Disclosure Agreement" has the meaning set forth in Section 4.7(a).

"Notice of Claim" has the meaning set forth in Section 6.4(b).

"Ordinary Course of Business" means any action taken by a Person in the ordinary course of its day-to-day operations consistent with such Person's past practices and in compliance with applicable Laws.

"Owned Intellectual Property" has the meaning set forth in Section 3.2(p)(ii).

"Owned Real Property" has the meaning set forth in Section 3.2(j)(ii).

"Ownership Interest" has the meaning set forth in the recitals.

"Party" or "Parties" has the meaning set forth in the preamble.

"Permitted Leakage" means:

(a) in relation to the Employees: (i) the payments of base salary accrued in the ordinary course of employment, (ii) the payments of accrued bonuses in the ordinary course of employment, (iii) the reimbursement of reasonable expenses incurred in the course of employment, (iv) the provision of all other emoluments, pensions and benefits in accordance with the terms of service contracts disclosed to the Purchaser prior to the date of this Agreement and (v) any reimbursement of the Employees' unused vacation accrued in the ordinary course of employment;

(b) any capital expenditure incurred in the Ordinary Course of Business;

(c) any fees or charges payable by a Group Company in respect of services (and past services) provided to such Group Company by the Seller or any of its Affiliate in the Ordinary Course of Business and on arm's length terms;

(d) any matter undertaken at the written request of the Purchaser on the terms and conditions disclosed to the Purchaser in advance;

(e) any payment expressly permitted under the terms of this Agreement;

(f) payment of any amount accrued or provided for in the Group Companies Financial Statements;

(g) payment for capital reduction by the Company in or around September 2019 and related transactions in the amount of approximately KRW 10,002,000,000;

(h) payment for capital reduction by the Company in or around January 2020 and related transactions in the amount of approximately KRW 11,940,000,000;

(i) payment by the Company of costs and professional fees not exceeding USD 1,744,310 in aggregate for (i) vendor due diligence in connection with the Transaction or (ii) consultancy on various strategic initiatives implemented for the benefit of, and to support, the businesses of KSNET and KSANP;

(j) payment by any Group Company of transaction bonuses not exceeding the aggregate of KRW 3,208,050,000 plus USD 280,000 to officers (including the Chief Executive Officer and Representative Director of the Company) and employees of the Group Companies; and

(k) any Tax paid or that will become payable by any Group Company to the extent attributable to any of the foregoing.

"Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Authority.

"Pledge Agreement" has the meaning set forth in Section 2.2(c).

"Privacy Laws" has the meaning set forth in Section 3.2(v).

"Purchase Price" has the meaning set forth in Section 2.2(a)(i) or Section 2.2(a)(ii), as the case may be.

"Purchaser" has the meaning set forth in the preamble.

"Purchaser's Group" means the Purchaser and its Affiliates (other than the Group Companies).

"Released Parties" has the meaning set forth in Section 6.6(e).

"Representatives" means employees, directors, officers, financial advisors, legal advisors, accountants and other advisors or representatives.

"Securities Transaction Tax" means the securities transaction tax that arises in respect of the sale and purchase of the Ownership Interest as contemplated hereby, pursuant to the Securities Transaction Tax Act of Korea.

"Seller" has the meaning set forth in the preamble.

"Seller Disclosure Schedules" means the Seller Disclosure Schedules attached hereto as Schedule B.

"South Africa" means the Republic of South Africa.

"Specially Related Person" means any Person who is prescribed to be a specially related person under the Corporate Income Tax Act of Korea.

"STT Withholding" has the meaning set forth in Section 2.2(e)(i).

"Subsidiaries" means direct or indirect subsidiaries of the Company consisting of KSNET and KSANP, and "Subsidiary" means any of them.

"Tax" means all taxes, including (i) income taxes, payroll and employee withholding taxes, sales and use taxes, excise taxes, franchise taxes, gross or net receipts taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, capital taxes, import duties, withholding taxes, workers' compensation taxes, and other obligations of the same or of a similar nature, and (ii) any interest, fines, penalties in respect of such taxes, payable to or imposed by any Tax Authority of any relevant jurisdictions.

"Tax Authority" means any Governmental Authority exercising revenue, customs, excise or other taxation function.

"Tax Return" has the meaning set forth in Section 3.2(q)(i).

"Termination Fee" has the meaning set forth in Section 7.2(b)(i).

"Third Party Claim" has the meaning set forth in Section 6.4(a).

"Third Party Indemnification Amount" has the meaning set forth in Section 6.3(d).

"Total Withholding" has the meaning set forth in Section 2.2(e)(i).

"Transaction" has the meaning set forth in the recitals.

"Transaction Documents" means this Agreement and the Pledge Agreement.

"U.S. Dollar" or "USD" means United States Dollars, the lawful currency of the United States of America.

"W&I Insurance Policy" has the meaning set forth in Section 6.5.

"W&I Insurance Company" means AIG Korea Inc.

"W&I Insurance Premium" means the amount required to be paid to the W&I Insurance Company in connection with the placement of the W&I Insurance Policy (including amounts paid to the insurer at inception of such policy for costs incurred by the insurer in respect of premium payments, diligence and other fees, expenses and Taxes of the W&I Insurance Company related thereto).

1.2.    Construction. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine, and neuter.  Terms defined in the singular shall have the corresponding meaning in the plural, and vice versa.  All references herein to Articles, Sections, Schedules and Exhibits shall refer to articles, sections, schedules and exhibits, respectively, of this Agreement.  The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively.  Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof.  Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.  References to times of the day are to that time in Korea and references to a day are to a period of twenty-four (24) hours running from midnight to midnight.

ARTICLE II
PURCHASE AND SALE

2.1.      Purchase and Sale. Subject to the terms and conditions contained herein (including the Exhibits and Schedules attached hereto), at the Completion, the Purchaser shall purchase, acquire and receive from the Seller, and the Seller shall sell and deliver to the Purchaser, the Ownership Interest, free and clear of all Encumbrances and together with all rights attaching to them, including the right to receive all distributions and dividends declared, paid, made or accruing from the Locked Box Date (save for any Permitted Leakage), on the terms set out in this Agreement.

2.2. Purchase Price.

(a) The aggregate purchase price for the Ownership Interest shall be (i) USD 237,220,000 (the "Purchase Price") if the Completion occurs on or prior to March 10, 2020 or (ii) USD 237,220,000 (the "Base Purchase Price") plus interest accrued on the Enterprise Value from (and excluding) the Locked Box Date to (and including) the Completion Date at 16.42% per annum accrued on a daily basis (the "Locked Box Interest"; and together with the Base Purchase Price, the "Purchase Price") if the Completion occurs after March 10, 2020.

(b) Within five (5) Business Days from the date hereof, the Purchaser shall transfer a contract deposit (the "Contract Deposit") in the amount of USD 23,722,000 by wire transfer of immediately available funds in US Dollars to the bank account designated by the Seller in writing.

(c) To secure the Seller's obligation to return the Contract Deposit upon the occurrence of an event requiring such return pursuant to the terms hereof, immediately following the Seller's receipt of the Contract Deposit from the Purchaser, the Seller shall establish a first priority pledge for the Purchaser over the bank account of the Seller into which the Contract Deposit is paid under Section 2.2(b).  For purposes of this pledge, the Parties agree to enter into a pledge agreement, in form and substance as attached hereto as Exhibit 2.2(c) (the "Pledge Agreement").

(d) At the Completion, the Purchaser shall pay the Purchase Price (as reduced pursuant to Section 2.2(e) and Section 2.3(b), if applicable) less the Contract Deposit (the "Completion Payment") by wire transfer of immediately available funds in U.S. Dollars to the bank account designated by the Seller in writing in advance.  No later than five (5) Business Days prior to Completion, the Seller shall notify the Purchaser of the amount of: (i) any known Leakage and (ii) the amount of Locked Box Interest, in each case as at Completion.

(e) Withholdings, Refund and Tax Indemnity.

(i) In paying the Completion Payment to the Seller, the Purchaser shall withhold (i) the Securities Transaction Tax in an amount equal to one-half percent (0.5%) (or, if modified after the date hereof pursuant to applicable Law, such other percentage) of the Purchase Price (the "STT Withholding") and (ii) the Capital Gains Tax in an amount equal to the lesser of (A) eleven percent (11%) (or, if modified after the date hereof pursuant to applicable Law, such other percentage) of the Purchase Price or (B) twenty-two percent (22%) (or, if modified after the date hereof pursuant to applicable Law, such other percentage) of the net capital gain realized by the Seller from the sale of the Ownership Interest (the "CGT Withholding", and together with the STT Withholding, the "Total Withholding"); provided that the Seller and the Purchaser shall agree in writing on the applicable amount of each of the STT Withholding, the CGT Withholding and the Total Withholding by at least five (5) Business Days prior to the Completion.

(ii) The Purchaser shall timely prepare any and all Tax Returns that are required in connection with the Securities Transaction Tax and the Capital Gains Tax, and shall pay (on behalf of the Seller) all applicable Securities Transaction Tax and Capital Gains Tax in a timely manner pursuant to applicable Laws.  Within five (5) Business Days after each such payment, the Purchaser shall provide to the Seller copies of all relevant payment receipts and withholding tax statements with respect to the Securities Transaction Tax and the Capital Gains Tax.

(iii) In the event that the National Tax Service of Korea or other relevant Tax Authority makes any refund to the Purchaser with respect to the CGT Withholding such that the amount of the Capital Gains Tax finally charged by such Tax Authority is less than the amount of the CGT Withholding, the Purchaser shall pay the refunded amount to the Seller by wire transfer of immediately available funds to the bank account designated by the Seller, within five (5) Business Days after the Purchaser receives the refunded amount from the National Tax Service of Korea or other relevant Tax Authority.  In addition, if the refund interest is applicable and paid by the National Tax Service of Korea or other relevant Tax Authority, the refund interest shall be transferred to such bank account designated by the Seller.

(iv) Notwithstanding anything to the contrary contained in this Agreement, if the Purchaser receives a written notice of tax assessment (including a pre-tax assessment notice) or a similar written notice from the National Tax Service of Korea or other relevant Tax Authority requiring the Purchaser to pay any amount in excess of the amount of the CGT Withholding ("Excess CGT Withholding Amount"), which shall consist of any Taxes payable to the relevant Tax Authority in Korea as a result of any failure by the Seller to allow the Purchaser to withhold and/or pay any withholding Taxes under Korean Tax Law, in respect of, or as a result of, any of the capital gains of the Seller (or any direct or indirect holder of interests in the Seller that the Tax Authority in Korea may assert is the seller) arising from, or related to, the sale of the Ownership Interest to the Purchaser, the Purchaser shall promptly, but in no event later than three (3) Business Days from its receipt thereof, give the Seller a written notice thereof together with a copy of all notices from the Tax Authority in Korea.  Not later than two (2) Business Days prior to the due date for payment of any Excess CGT Withholding Amount set forth in the tax notice from the Tax Authority in Korea (or set forth in any provision of Korean Tax Law), the Seller shall pay to the Purchaser the Excess CGT Withholding Amount so as to enable the Purchaser to pay the amount to the Tax Authority in Korea by the due date, provided that the Seller has received a copy of all notices from the Tax Authority in Korea sufficiently in advance of such due date to enable the Seller to adequately assess and respond to such notices.  Upon payment by the Seller of the Excess CGT Withholding Amount to the Purchaser, the Purchaser shall (i) pay, by the due date, such amount to the Tax Authority in Korea and deliver to the Seller within three (3) Business Days of obtaining a receipt issued by the Tax Authority in Korea, a copy of the receipt issued by the Tax Authority in Korea evidencing such payment, (ii) give the Seller full discretion to appeal, at the expense of the Seller, the assessment of the Excess CGT Withholding Amount by engaging in domestic/international dispute resolution procedures regarding the Excess CGT Withholding Amount (including tax appeals under Korean Tax Law, court litigation and mutual agreement procedures under the International Tax Coordination Law of Korea), including full discretion to accept or reject any results of such appeal or any settlement, provided that if, and only if an appeal is made in the name of the Purchaser in its capacity as a withholding agent, the Purchaser will have the right to observe, and to cause its counsel or other representatives to observe, to the extent practicable and at the expense of the Purchaser, any material appeal proceedings with respect to the Excess CGT Withholding Amount, and (iii) make best efforts to cooperate, at the expense of the Seller, with the Seller and to take such necessary actions as may be reasonably requested by the Seller in order for the Seller to assume control of the negotiation, settlement or defense relating to the withholding Taxes, in each case, at the expense of the Seller; provided that, in the case of each of clauses (i) through (iii), any requested or otherwise contemplated cooperation, grant of discretion (or continuation thereof) or any other actions on the part of the Purchaser do not violate relevant Law.

2.3. Leakage

 (a) The Seller covenants to the Purchaser that in the period from the Locked Box Date up to and including the Completion Date:

(i) neither it, nor any of its Affiliates (other than a Group Company), has received or benefited (or will receive or benefit) from any amount of Leakage; and

(ii) no arrangement or agreement has been made or entered into (or will be made or entered into) that has resulted, or will result, in it or any of its Affiliates (other than a Group Company) receiving any Leakage.

 Notwithstanding anything to the contrary contained herein, the Seller shall have no liability to the Purchaser under this Section 2.3 if Completion does not occur.

 (b) If any Leakage is notified under Section 2.3(c) and the Seller agrees or is otherwise determined hereunder, in each case at or prior to Completion, that such Leakage has occurred, the Purchase Price shall be reduced by an amount equal to the amount of such Leakage (a "Leakage Amount"), which shall discharge the Seller's obligation to make payment of such Leakage Amount under Section 2.3(c) and Section 2.4.

 (c) If any Leakage occurs during the period from the Locked Box Date until immediately prior to Completion which has not been discharged pursuant to Section 2.3(b), provided that the Purchaser has notified the Seller in writing of its obligation to make such payment within six (6) months of the Completion Date, the Seller shall, on written demand by the Purchaser setting out the amount of such Leakage together with reasonable evidence thereof, if such Seller agrees that such Leakage has occurred and to the amount notified by the Purchaser, promptly pay to the Purchaser or, at the sole discretion of the Purchaser, the applicable Group Company, an amount in cash equal to the amount of such Leakage paid by the relevant Group Company.

 (d) Notwithstanding anything to the contrary in this Agreement, no transaction, other than any of the transactions or events provided for in clause (a) of the definition of the term "Leakage" herein, undertaken on an arms' length basis and in the Ordinary Course of Business between (x) any Group Company, on the one hand, and (y) the Seller or any of its Affiliates, on the other hand, shall be deemed to constitute Leakage.

 (e) If any payment is to be made by the Seller to the Purchaser in respect of any Leakage Claim, the payment shall be made by way of adjustment of the Purchase Price paid by the Purchaser for the Ownership Interest under this Agreement, which shall be deemed to have been reduced by the amount of such payment.

(f) The liability of the Seller pursuant to Section 2.3 shall terminate on the date falling six (6) months after the Completion Date, unless before that date the Purchaser has notified the Seller in writing of such Leakage (including the Purchaser's good faith estimate together with reasonably detailed supporting documents, on a without prejudice basis, of the amount of the relevant Leakage) in which case the Seller shall remain liable until the claim for such Leakage has been satisfied, settled or withdrawn.

2.4.       Expert Determination. If the liability for or quantum of Leakage notified pursuant to Section 2.3 (a "Leakage Claim") is not agreed in writing between the Purchaser and the Seller within ten (10) Business Days of the Leakage Claim being notified to the Seller (the "Leakage Dispute"):

 (a) the Leakage Dispute shall be referred to Samil PwC, as an independent accounting firm, jointly appointed by the Purchaser and the Seller (the "Leakage Expert"), which shall determine the amount of the Leakage (if any) paid by any Group Company, such determination to be made by the Leakage Expert acting on the following basis:

(i) the Leakage Expert shall act as an expert and not as an arbitrator, and the amount of Leakage as determined by the Leakage Expert shall be final and binding on the Parties except in case of fraud or manifest error;

(ii) the Leakage Expert's terms of reference shall be limited to determining the liability for and/or the quantum of Leakage as set out in the notice of the relevant Leakage Claim;

(iii) the Leakage Expert's determination with respect to any Leakage Dispute shall be within the range of values assigned by the Purchaser to such item in the notice of the relevant Leakage Claim and the liability for or quantum of Leakage in respect of such Leakage Claim asserted by the Seller;

(iv) except to the extent that the Purchaser and the Seller agree otherwise in writing, the Leakage Expert shall determine his own procedure, but the procedure of the Leakage Expert shall give the Purchaser and the Seller a reasonable opportunity to make written and oral representations, allow a Party to the Leakage Dispute to be present while oral representations are being made to the Leakage Expert by the other Party, and require a Party to the Leakage Dispute to supply to the other Party a copy of any written representations at the same time as they are supplied to the Leakage Expert;

(v) the Leakage Expert's costs (including any fees and costs of any advisers appointed by the Leakage Expert) shall be based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested between the Parties, as determined by the Leakage Expert.  For example, if USD100 is contested by the relevant Parties and USD75 is awarded to the Purchaser, then the Purchaser shall pay 25% of the costs of the Leakage Expert and the Seller shall pay 75% of the costs of the Leakage Expert; and

(vi) the Purchaser and the Seller shall cooperate with the Leakage Expert, and shall comply with all reasonable requests (including requests for information relating to a Group Company) made by the Leakage Expert in connection with the carrying out of its duties.

 (b) Following the Leakage Expert's determination of the amount of Leakage paid by the relevant Group Company to, or for the benefit of, the Seller or any of its Affiliates, if any, the Seller shall, within ten (10) Business Days from the date the Leakage Expert's official report has been delivered to the Parties, pay to the Purchaser or, at the sole discretion of the Purchaser, the applicable Group Company, an amount in cash equal to the amount of any Leakage so determined.

2.5. Completion. The Completion of the sale and purchase of the Ownership Interest and the delivery of all of the other Completion deliverables set forth herein (the "Completion") shall take place at the offices of Yulchon LLC, located at Parnas Tower, 38F, 521 Teheran-ro, Gangnam-gu, Seoul 06164, Korea.  The Completion Date shall be (i) March 10, 2020, or (ii) such other date as the Purchaser and the Seller may mutually agree.

2.6. Completion Deliverables.

(a) Purchaser's Deliverables at the Completion

At the Completion, the Purchaser shall deliver (or cause to be delivered) to the Seller the following items:

(i) remittance of the Completion Payment to the Seller in accordance with Section 2.2(d);

(ii) a receipt to the Seller for the Ownership Interest;

(iii) a certified copy of resolutions and corporate authorizations of the Purchaser authorizing the Purchaser's execution, delivery and performance of this Agreement and other related documents;

(iv) documentation evidencing the Purchaser's obtainment of all Governmental Approvals required to be obtained or made by the Purchaser at or prior to the Completion under this Agreement and necessary for the consummation of the Transaction contemplated by this Agreement; and

(v) a certified copy of the W&I Insurance Policy, duly executed by the Purchaser and the W&I Insurance Company.

(b)  Seller's Deliverables at the Completion. At the Completion, the Seller shall deliver (or cause to be delivered) to the Purchaser the following items:

(i) original unit certificates representing the Ownership Interest and the original share certificates representing all of the issued and outstanding shares of KSNET;

(ii)  original resignation letters of the registered directors and statutory auditors of the Group Companies who will resign from their offices in accordance with Section 4.5 (including certificates of seal impression and other documents needed to register the resignations) in form attached hereto as Exhibit 4.5(a);

 (iii) a receipt to the Purchaser for the Purchase Price;

 (iv) a certified copy of unitholders' registry of the Company showing the Purchaser as the registered owner of the Ownership Interest as of the Completion Date, duly certified by the Company; and

 (v) a certified copy of resolutions and corporate authorizations of the Seller authorizing the Seller's execution, delivery and performance of this Agreement and other related documents.

(c) Unless otherwise agreed by the Parties, all actions at the Completion are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at the Completion have been made.

ARTICLE III
WARRANTIES

3.1.      Warranties of the Seller relating to the Seller and the Ownership Interest.Except as set forth in the Seller Disclosure Schedules, the Seller hereby warrants to the Purchaser that the statements contained in this Section 3.1 are true and correct as of the date hereof and as of the Completion Date (or, if made as of a date specified below, as of such date) with respect to the Seller and/or the Ownership Interest.

(a) Organization and Existence; Authorization.  The Seller is duly organized and validly existing under the Laws of the jurisdiction of its organization, and has requisite power and authority required to conduct its business as it is now being conducted.  The Seller has full authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Seller, and this Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against it in accordance with the terms hereof, except insofar as the enforceability hereof may be limited by applicable bankruptcy, fraudulent conveyance, or other similar Laws affecting the enforcement of creditors' rights generally.

(b) Absence of Conflicts; No Consents.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, do not, and will not result in a violation or breach of any provision of any Law applicable to the Seller, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of, or the loss of any benefit under, any Contract to which the Seller is a party, or result in a violation or breach of any provision of the constitutional documents of the Seller.  No Governmental Approval, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller in connection with the execution and delivery of this Agreement and the consummation of the Transaction, except for such filings as may be required as set forth in Section 3.1(b) of the Seller Disclosure Schedules.

(c) Ownership Interest in the Company.  The Seller legally and beneficially owns the Ownership Interest, free and clear of any Encumbrances.  At the Completion, the Purchaser shall acquire good, valid and marketable title to the Ownership Interest free and clear of any Encumbrances.  Upon consummation of the Completion, the Purchaser will have acquired from the Seller good and valid title to the Ownership Interest, free and clear of all Encumbrances, and the Ownership Interest will constitute 100% of the total Equity Interest of the Company on a fully diluted basis.  The Seller is not a party to any shareholder agreement, voting agreement, subscription agreement, or repurchase or redemption agreement with respect to the Ownership Interest, or any other contract pertaining to the payment of dividends, preemptive rights, capital contributions, director nomination, drag-along, anti-dilution, registration rights, rights of first refusal or other transfer restrictions, or any other rights or obligations with respect to the Ownership Interest.

(d) Ownership Interest in KSNET.  The Company legally and beneficially owns all of the issued and outstanding shares of KSNET, free and clear of any Encumbrances, which constitute 100% of the capital stock of KSNET on a fully diluted basis.  Neither the Seller nor the Company is a party to any shareholder agreement, voting agreement, subscription agreement, or repurchase or redemption agreement with respect to the capital stock of KSNET, or any other contract pertaining to the payment of dividends, preemptive rights, capital contributions, director nomination, drag-along, anti-dilution, registration rights, rights of first refusal or other transfer restrictions, or any other rights or obligations with respect to the capital stock of KSNET.

(e) Action.  There is no Action pending or, to the knowledge of the Seller, threatened against the Seller that prohibits or restricts the Transaction.

 Warranties of the Seller relating to the Group Companies. Except as set forth in the Seller Disclosure Schedules, the Seller hereby warrants to the Purchaser that the statements contained in this Section 3.2 are true and correct in all material respects as of the date hereof and as of the Completion Date (or, if made as of a date specified below, as of such date) with respect to the Group Companies.

(a) Organization and Existence.  Each Group Company is a company duly established and validly existing under the Laws of Korea, and has all requisite power and authority required to own, lease and operate its properties and to conduct its business as it is now being conducted.

 (b) Absence of Conflicts.  The execution, delivery and performance by the Seller of this Agreement and the consummation of the Transaction do not and will not (i) violate or conflict with any provision of the articles of incorporation or other constitutional documents of any Group Company, (ii) violate or conflict with any Law applicable to the Group Companies or (iii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require consent or approval under, result in the termination of or a right of termination or cancellation or modification under, accelerate the performance required by, result in the creation of any Encumbrance upon any of the properties, rights or assets under, or create in any party the right to accelerate, terminate, modify or cancel any of the terms, conditions or provisions of, any Material Contract or material Governmental Approval to which any Group Company is a party or by which any Group Company or any of the properties of any Group Company are bound.

(c) Capitalization.  All of the Equity Interests of each Group Company (i) are validly issued, fully paid and non-assessable, (ii) were not issued or acquired in violation of any purchase or call option, right of first refusal, subscription right, pre-emptive right or any similar right and (iii) were issued in compliance with the Laws of Korea.  There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any Group Company to issue any of the Equity Interests, other than statutory pre-emptive rights under applicable Laws.  Other than the Subsidiaries, there is no corporation or other Person of which more than 50% of the outstanding economic equity or voting power of the outstanding voting equity securities is held, directly or indirectly, by the Company.

(d) Financial Statements.

 (i) The Company Financial Statements fairly present the financial condition and results of operations, shareholders' equity and cash flow of the Company as of the respective dates and for the periods covered thereby.  The Company Financial Statements have been prepared in accordance with the books, records and accounts of the Company, which properly reflect all material transactions during the relevant periods, are accurate and complete in all material respects and are maintained in all material respects in accordance with Korean GAAP and applicable Laws.

 (ii) The KSNET Financial Statements and the KSANP Financial Statements fairly present the financial condition and the results of operations, shareholders' equity and cash flow of the relevant Subsidiary as at the respective dates of and for the periods covered thereby.  The KSNET Financial Statements and the KSANP Financial Statements have been prepared in accordance with the books, records and accounts of the relevant Subsidiary, which properly reflect all material transactions during the relevant periods, are accurate and complete in all material respects and are maintained in all material respects in accordance with Korean GAAP and applicable Laws.

(e) Position since Locked Box Date.

Since the Locked Box Date:

(i) the business of each of the Group Companies has been carried on in the Ordinary Course of Business, and no material change in the nature or scope of the business or operations of such Group Company has occurred;

(ii) except for dividends disclosed to the Purchaser in writing prior to the date hereof, no dividend has been declared or paid by any Group Company;

(iii) except for capital reduction disclosed to the Purchaser in writing prior to the date hereof, each Group Company has not repaid, repurchased or reduced any of its issued Equity Interest;

(iv) no Equity Interest or debt securities have been issued or sold or agreed to be issued or sold by any Group Company, except for any Equity Interest or debt securities issued by KSNET to the Company;

(v) each Group Company has not:

(A) disposed or agreed to dispose of any of the assets included in the Group Companies Financial Statements with a net book value or a purchase price in excess of KRW 1,200,000,000 in the aggregate;

(B) created any Encumbrance over its Equity Interest or any of its material assets, other than in order to finance the acquisition of assets in its Ordinary Course of Business pursuant to any existing facility agreement;

(C) save in respect of those facilities disclosed in the Seller Disclosure Schedules, entered into any facility or agreement pursuant to which it is entitled to borrow any money except routine drawings or overdrafts not exceeding KRW 1,200,000,000 in respect of any single transaction and other than normal trade credit in the Ordinary Course of Business; and

(D) materially changed its accounting procedures, principles or practices; and

(vii) no corporate action authorizing or approving any of the foregoing has been taken by any Group Company, and no agreement to do any of the foregoing has been entered into by any Group Company.

(f) No Undisclosed Liabilities.  The Group Companies have no debts, commitments, Losses or Liabilities, whether or not required to be reflected or reserved as a liability in their balance sheet in accordance with Korean GAAP, except (i) as reflected or reserved in the Group Companies Financial Statements or (ii) for any liabilities or obligations that were incurred in the Ordinary Course of Business since the Locked Box Date.

(g) Absence of Certain Changes.  During the period from the Locked Box Date to the date hereof, (a) there has not occurred any change, event or circumstances that, individually or in the aggregate, has had or would reasonably be expected have a Material Adverse Effect in the Group Companies, (b) the businesses of each Group Company have been conducted in all material respects in the Ordinary Course of Business, (c) no Group Company has acquired or divested any business or Person through any merger, consolidation, purchase or sale of substantial assets or equity interests or similar transaction or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing and (d) there has been no material change by any Group Company in its accounting principles, practices or methods except as required by Law or Korean GAAP.

(h) Action.  Except as set forth in Section 3.2(h) of the Seller Disclosure Schedules, there is no (i) Action pending, or to the Knowledge of the Seller, threatened against any Group Company (or any of its directors, officers or employees with respect to whom any Group Company may be obligated to indemnify for any losses incurred as a result of any such Action), any of their respective properties or assets or the Transaction or (ii) Action by or before any Governmental Authority pending or, to the Knowledge of the Seller, threatened against any Group Company (or any of its directors or Employees with respect to whom any Group Company may be obligated to indemnify for any losses incurred as a result of any such inquiry or investigation).

(i) Compliance with Laws; Permits.  Each Group Company has been and is in compliance with Laws and Governmental Orders applicable to it or any of its businesses, operations, assets and properties, except for failures to comply or violations prior to the date of this Agreement that have been fully cured without any continuing ramifications.  No Group Company is under any investigation of, and has received or is subject to written notice of or, to the Knowledge of the Seller, threatened in writing to be charged with, any material violation of any Law or Governmental Order applicable to such Group Company or its business and operations by any Governmental Authority.

(j) Real Property and other Assets.

 (i) Each Group Company has good and valid title to, or valid leases/subleases, licenses or rights to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of its material properties and assets (real and personal, tangible and intangible) owned or used by it ("Business Assets"), free and clear of any Encumbrances.  Each Group Company is not currently in material breach of any of the terms or conditions under any of its leases/subleases.  The Business Assets constitute all of the assets, rights and properties (tangible and intangible) required for the conduct of, and such assets, rights and properties will be sufficient for each Group Company to conduct, the operations in the manner in which it is currently conducted and proposed to be conducted, and there are no assets, properties or rights that are material to any Group Company other than the Business Assets.

 (ii) Each Group Company owns and has good and valid title to all real property owned in whole or in part by each Group Company as of the date hereof ("Owned Real Property") and there are no actual, threatened or contemplated condemnation or eminent domain Actions that may affect any Owned Real Property or any part thereof.  All of the lands, the buildings, and the structures, appurtenances and equipment situated on the Owned Real Property in all material respects (i) are in good operating condition and suitable for the purposes for which they are presently being used and (b) have been built, established, maintained, used and operated in compliance with all applicable Laws, Governmental Approvals or agreements with any Governmental Authority or any other Person.

 (iii) (A) Each Group Company has good and valid leasehold interest in each real property leased by the Group Company as of the date hereof ("Leased Real Property"), free and clear of all Encumbrances and (B) there are no material defaults by any Group Company (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by any Group Company) and there are no material defaults by any other party to such lease (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by such other party) under such lease agreement.

 (iv) The equipment, molds, tools, improvements and other tangible assets of each Group Company included in the Business Assets have been operated in all material respects in accordance with applicable Law and applicable Contracts related thereto; and (B) are in all material respects in good operating condition and repair, with reasonable wear and tear excepted, fit for the purposes for which they are used in the relevant Group Company's operations as currently conducted, and sufficient to permit its use in the continuing operations of the Group Company.

(k) Environmental Matters.  Each Group Company has been and is in compliance with applicable environmental Laws in all material respects, except for failures to comply or violations prior to the date of this Agreement that have been fully cured without any continuing ramifications.  Each Group Company possesses material Governmental Approvals required under environmental Laws for the relevant business of the Group Company as presently conducted.  No Group Company has received any notice from any Governmental Authority that there has been any failure to comply with any environmental Laws, and to the Knowledge of the Seller, there are no threatened Actions seeking to impose, or that would reasonably be expected to result in, the imposition on any Group Company of any material Loss arising under environmental Laws.

(l) Material Contracts.

(i) Each Material Contract to which any Group Company is a party is in full force and effect and enforceable in accordance with its terms.  Neither any Group Company nor, to the Knowledge of the Seller, any other party to each such contract is in violation or breach of, or in default under, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, any Material Contract.

(ii) Except as set forth in Section 3.2(l)(ii) of the Seller Disclosure Schedules, each Group Company is not and has not been subject to any claims or other Action regarding a breach or potential breach of any provision of a Material Contract including Actions initiated or filed by a Governmental Authority, except for failures to comply or violations prior to the date of this Agreement that have been fully cured without any continuing ramifications.  To the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to contravene, conflict with or result in a violation or breach of any Group Company's right to terminate any Material Contract effective on the date hereof.

(iii) To the Knowledge of the Seller, no counterparty to the Material Contracts has notified its intention explicitly to terminate or cease, hold or suspend dealing under a Material Contract to which it is a party due to the Transaction.

(m) Employee Matters.

(i) Each Group Company has been and is in compliance with all applicable Laws pertaining to labor and employment (including all Laws relating to labor standards, terms and conditions of employment, working hours, employment discrimination, labor relations, worker's compensation, severance pay, dispatched and outsourced workers, labor unions and national social insurance), rules of employment, collective bargaining agreements and employment contracts, except for failures to comply prior to the date of this Agreement that have been fully cured without any continuing ramifications.

(ii) There are no pending or, to the Knowledge of the Seller, threatened against any Group Company by any current or former director, officer or employee or by or with any Governmental Authority or arbitrator in connection with the employment of any current or former director, officer or employee of such Group Company, as the case may be.

(iii) There is no pending, or, to the Knowledge of the Seller, threatened in writing, strike, lockout, work stoppage or collective labor dispute affecting the Employees collectively.

(iv) All severance and employee pension plans are funded to the full extent required by applicable Laws, and all amounts properly accrued as liabilities with respect to any former or current directors, officers or employees of each Group Company which have not been paid, have been properly accounted for on each Group Company's books.  There is no material accrued and outstanding but unpaid payment or other benefit (including any salary, bonus, allowance, severance pay, compensation for unused annual leave or any other compensation or benefit) required to be provided to any current or former director, officer or employee of a Group Company or any outsourced workers or dispatched workers provided by third-party contractors to a Group Company, under applicable Laws.  Except as set forth in Section 3.2(m)(iv) of the Seller Disclosure Schedules, there are no transaction bonuses, change of control payments, retention payments, stay bonuses, payments with respect to stock appreciation rights, dividend equivalent payments or other payments payable by any Group Company to any Persons, including Employees, that arise pursuant to or in connection with the Transaction.

(v) No Group Company is required under applicable Laws to hire as a regular employee, any individuals (such as outsourced workers or dispatched workers) other than Employees.

(vi) Except as set forth in Section 3.2(m)(vi) of the Seller Disclosure Schedules, no Group Company is a party to or bound by any currently effective collective bargaining agreement, there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any employees employed by any Group Company and no union organizational campaign is in progress with respect to the Employees.

(n) Employee Benefit Plans.

(i)  All Employee Benefit Plans have been, in all material respects, established, operated, administered and maintained in accordance with its terms and in compliance with applicable Laws.

(ii) Other than the mandatory employment benefits required under the applicable Laws, there are no overdue payments, any Group Company does not maintain or contribute to any pension, profit sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, for the benefit of any director, officer, or employee of a Group Company.

(iii) No Action is made, commenced or, to the Knowledge of the Seller, threatened in writing against any Group Company with respect to any Employee Benefit Plan of such Group Company (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims).

(o) Permits and Licenses.  Each Group Company holds, and is in compliance with the terms, conditions and covenants of, all material Governmental Approvals (i) pursuant to which such Group Company currently operates or holds any interest in property or (ii) that are necessary for the lawful operation of the businesses of such Group Company as presently conducted.  Each such Governmental Approval is valid and in full force and effect, and no Action is pending or, to the Knowledge of the Seller, threatened relating to the revocation or limitation of any of such Governmental Approvals.  There exists no event or circumstance which, whether with notice or lapse of time or both, could reasonably be expected to result in a revocation, suspension or non-renewal of any such Governmental Approval.

(p) Intellectual Property.

(i) Each Group Company owns, or has valid license or other right or consent to use, all Intellectual Property necessary for the conduct of its business as currently conducted (the "Business Intellectual Property").  The Business Intellectual Property constitute all of the Intellectual Property required for the conduct of, and such Intellectual Property will be sufficient for each Group Company to conduct, the operations in the manner in which it is currently conducted and proposed to be conducted, and there are no Intellectual Property that are material to any Group Company other than the Business Intellectual Property.

(ii) The relevant Group Company exclusively owns all right and has title to each of the Intellectual Property owned by the Group Companies (the "Owned Intellectual Property"), and has valid written licenses in respect of all Intellectual Property used or held under license from third-parties for use in the conduct of the businesses of the Group Companies as currently conducted (the "Licensed Intellectual Property") to permit the relevant Group Company to conduct its business as currently conducted, in each case free and clear of all Encumbrances and without infringing or violating the rights of third parties in the Licensed Intellectual Property.  All registrations and applications for the Owned Intellectual Property are subsisting and, valid and enforceable.

(iii) There are no pending or, to the Knowledge of the Seller, threatened Actions of which any Group Company has been given notice by any Person against its use of any Intellectual Property.

(iv) (A) No Group Company has conflicted with, impaired, constituted an unauthorized use of, misappropriated, infringed upon or violated any Intellectual Property of any other Person, nor has any Group Company received any written notice in relation thereto and (B) to the Knowledge of the Seller, no Person is infringing, violating or misappropriating any Owned Intellectual Property, and no such claims have been asserted against any Person by the Seller or any Group Company.

(v) The Intellectual Property owned by each Group Company, and the business of each Group Company as currently conducted, and the current business practices, methods and operations of each Group Company, do not infringe, misappropriate or otherwise violate any Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which the Group Company or any of its employees or former employees is a party) as of the date hereof.

(vi) The Business Systems used in the conduct of the Group Companies' operations as currently conducted (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by such businesses as presently conducted, and (ii) have not materially malfunctioned, interrupted or failed.  Each Group Company has taken all commercially reasonable actions to maintain and protect the integrity, security and continuous operation of the Business Systems and there have been no material violations, outages, interruptions, failures or breaches of the same (actual or attempted).  Each Group Company has implemented commercially reasonable backup and disaster recovery technology processes consistent with generally-accepted industry standards.

(q) Taxes.

(i) Except as set forth in Section 3.2(q)(i) of the Seller Disclosure Schedules, each Group Company has timely filed with the appropriate Tax Authorities all Tax returns, declarations and reports (each, a "Tax Return") that are required to be filed by it, and all such Tax Returns are true, correct and complete in all respects.  No Tax Authority in any jurisdiction where any of the Group Company does not file Tax Returns has made any written claim that a Group Company is required to file Tax Returns in such jurisdiction.

(ii) All Taxes and Tax liabilities of each Group Company (including interest and penalties) that are due and payable have be timely been paid or accrued on the books and records of such Group Company in accordance with Korean GAAP.  No penalty or deficiency for any amount of Tax has been asserted or, to the Knowledge of the Seller, threatened to be asserted against any Group Company.

(iii) All Taxes required to be withheld or collected by each Group Company have been withheld and collected and, to the extent required by applicable Law, timely paid to the relevant Governmental Authority.

(iv) No audit, investigation or Actions relating to any Taxes for which any Group Company may be liable is pending or, to the Knowledge of the Seller, threatened in writing by any Tax Authority.

(r) Related Party Transactions.  All transactions and obligations made or entered into between any Group Company, on the one hand, and any of its officers, directors, shareholders, employees, agents, Affiliates or Specially Related Persons, on the other hand, as well as their respective related Contracts, within the past three (3) years were on terms and conditions that are (i) consistent with past practice of such Group Company, (ii) no less favorable than the terms and conditions for a comparable arm's-length transaction with an unrelated third party at such time and (iii) in compliance with applicable Laws.

(s) Insurance.  Each Group Company is subscribed for and maintains in full force and effect all commercial insurance policies that are required under applicable Law and other insurance policies relating to its business and assets that are customarily obtained by businesses in the same industry in the region that such business is conducted.  Such insurance policies are adequate to insure against risks, in the types and amounts reasonably foreseen, to which each Group Company is exposed in the Ordinary Course of Business.  All material insurance policies of each Group Company as of the date hereof are currently in full force and effect and will not be affected or terminated due to the Transaction.  All premiums due and payable under the material insurance policies have been paid by the relevant Group Company, and there are no overdue payments.  No written notice of material default or termination has been received by any Group Company in respect of any such material insurance policy.

(s) Accounts Receivable.  All accounts receivable of each Group Company existing on the date hereof and the Completion Date have arisen from the sale of goods or services in the Ordinary Course of Business and constitute valid and undisputed claims of each Group Company which are not subject to valid claims of set-off or other defenses or counterclaims.  All accounts receivable reflected on the Group Companies Financial Statements and all accounts receivable arisen or arising during the period from June 30, 2019 up to and including the Completion Date (subject to the reserve for bad debts, if any, reflected in the Group Companies Financial Statements) unless already collected, are and will be as of the Completion Date good and collectible, without any discount or resort to litigation or extraordinary collection activity.

(u) Anti-Corruption and Anti-Bribery Laws; Money Laundering Laws.  None of the Seller, the Group Companies or any of their respective officers, directors, employees, agents, representatives, consultants, or any other Person associated with or acting for or on behalf of any Group Company, has, directly or indirectly, in the case of (i) through (iii) below, in order to assist any Group Company in obtaining or retaining business on behalf of, securing an improper advantage on behalf of, or directing business to, a Group Company or any other Person: (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of (a) influencing any act or decision of such Government Official, candidate, party or campaign, (b) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (c) obtaining or retaining business for or with any person, or (d) otherwise securing any improper advantage; (ii) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records of any Group Company related to any of the foregoing; or (vi) otherwise violated any provision of any Anti-Corruption and Anti-Bribery Laws.  No Group Company has violated financial recordkeeping and reporting requirements of any money laundering laws in any material respect; and no action, suit or proceeding by or before any governmental authority, any non-governmental authority or any arbitrator involving any Group Company or its Subsidiaries with respect to the money laundering laws is pending or, to the Knowledge of the Seller, threatened.

(v) Data Protection.  Each Group Company has complied in all material respects with each Law applicable to privacy, data protection and security, export, transfer and the online and offline collection and use of personal information, including those under the Personal Information Protection Act of Korea, the Act on the Promotion of IT Network Use and Information Protection and the Act on the Protection, Use, etc. of Location Information (collectively, the "Privacy Laws") in connection with its business, except for failures to comply prior to the date of this Agreement that have been fully cured without any continuing ramifications.  No Group Company has received any written notice of any claims or been charged with the violation of any such Privacy Laws by a Governmental Authority or any other Person.

(w) No Broker.  Neither the Seller nor any Group Company has engaged any financial advisor, broker or finder, or incurred any liability for any financial advisor's, brokerage or finder's fee or commission, or the reimbursement of expenses, in connection with the Transaction and any transaction contemplated hereby for which the Purchaser or any Group Company would be liable.

(x) No Other Warranties.  Except for the warranties contained in this Article III (including the related portions of the Seller Disclosure Schedules), none of the Seller, the Group Companies or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller or the Group Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the Group Companies furnished or made available to the Purchaser and its representatives (including any information, documents or material made available to the Purchaser in the Data Room, management presentations or in any other form in expectation of the Transaction) or as to the future revenue, profitability or success of any Group Company or any representation or warranty arising otherwise in Law.

3.3.      Warranties of the Purchaser. The Purchaser hereby warrants to the Seller that the statements contained in this Section 3.3 are true and correct as of the date hereof and as of the Completion Date (or, if made as of a date specified below, as of such date).

(a) Organization and Existence; Authorization.  The Purchaser is duly organized and validly existing under the Laws of the jurisdiction of its organization, and has requisite power and authority required to conduct its business as it is now being conducted. The Purchaser has full authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Purchaser, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except insofar as the enforceability hereof may be limited by applicable bankruptcy, fraudulent conveyance, or other similar Laws affecting the enforcement of creditors' rights generally.

(b)  Absence of Conflicts; No Consents.  Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, will conflict with or result in a breach or violation under any Law applicable to the Purchaser, any Contract, lease, license or other arrangement to which the Purchaser is a party, or the articles of incorporation of the Purchaser.  No Governmental Approval or any third-party consent is required to be obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction.

(c)  Action.  There is no Action pending or, to the knowledge of the Purchaser, threatened against the Purchaser that prohibits or restricts the Transaction.

(d)  Financing.

(i) The amount of funds contemplated to be provided pursuant to the Financing Commitments will be sufficient to (i) pay the Purchase Price, (ii) pay any and all fees and expenses required to be paid by the Purchaser in connection with the Transaction including the Debt Financing and (iii) satisfy all of the Purchaser's other payment obligations contemplated hereunder.

(ii) The Purchaser has delivered to the Seller an accurate and complete copy of the executed commitment letters among the Purchaser and its financing sources and excerpts of those portions of each executed fee letter and engagement letter associated therewith that contain any conditions to funding or other provisions regarding the terms and conditions of the financing to be provided by such commitment letters (such commitment letters, including all exhibits, schedules, annexes and amendments thereto and each such fee letter and engagement letter, collectively, the "Financing Commitments"), pursuant to which (x) the lender parties thereto have committed, subject to the terms thereof, to lend the debt amounts set forth therein (the "Debt Financing"), and (y) such investment fund(s) have committed, subject to the terms thereof, to invest in the equity capital of the Purchaser for purposes of financing the Transaction (the "Equity Financing").

(iii) The Financing Commitments are (x) legal, valid and binding obligations of the Purchaser and each of the other parties thereto and (y) enforceable in accordance with their respective terms against the Purchaser, and each of the other parties thereto except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors' rights.  Prior to the date hereof and the Completion Date, none of the Financing Commitments has been amended or modified, and as of the date hereof and the Completion Date, (i) the respective obligations and commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect, (ii) the Financing Commitments are in full force and effect, and (iii) there is no reasonable grounds for the Purchaser to believe that any of the conditions to the Debt Financing or the Equity Financing contemplated in the Financing Commitments will not be satisfied or that the Debt Financing or the Equity Financing will not be made available to the Purchaser on or prior to the Completion Date.  Except for a fee letter with respect to fees and related arrangements (in each case, that do not relate to the conditionality of, or contain any conditions precedent to, the funding of the financing contemplated by the Debt Financing or the Equity Financing), there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Debt Financing or the Equity Financing other than as expressly set forth in the Financing Commitments and delivered to the Seller prior to the date hereof, and there are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing or the Equity Financing, other than as expressly set forth in the Financing Commitments and delivered to the Seller prior to the date hereof.  The Purchaser has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Commitments.  The Purchaser is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate or that would reasonably be expected to cause the Financing Commitments to be ineffective.

ARTICLE IV
COVENANTS

4.1.       Conduct of Business Prior to Completion.

(a) Except as otherwise agreed with the Purchaser in writing, between the execution of this Agreement and the Completion, the Seller shall procure that the business of each Group Company is carried on in all material respects only in the Ordinary Course of Business and shall comply with the obligations set out in Schedule A.

(b) Notwithstanding anything to the contrary in this Agreement, any Party or any Group Company shall not (x) be prevented from undertaking, (y) be required to obtain the consent of the Purchaser in relation to, or (z) incur any liability as a result of effecting, any of the following on or prior to Completion:

(i) any matter required by Law binding on such Person;

(ii) the implementation of any transaction or the taking of any action permitted or provided for by this Agreement; or

(iii) in the case of the Seller and the Group Companies, the incurrence of Permitted Leakage.

4.2.     Best Efforts; Cooperation and Assistance. The Parties agree as set forth below with respect to the period between the date hereof through the Completion Date.

(a) The Seller and the Purchaser shall use their best efforts to take all actions and do all things necessary, proper or advisable to consummate and make effective, in compliance with all of the terms of this Agreement, the Transaction (including satisfaction, but not waiver, of the conditions precedent which it is responsible for or otherwise in control of, as set forth in Article V) as soon as possible but no later than the Long-Stop Date.  Each Party shall cooperate with the other Party and use reasonable best efforts to satisfy all of the Completion conditions in an expeditious manner.  Subject to the terms and conditions of this Agreement, neither Party shall, and shall permit any of its Affiliates and Representatives to, take any actions, or omit to take any actions, that would, or that would reasonably be expected to, result in any of the conditions set forth in Article V not being satisfied.(b)              The Purchaser shall use its best efforts to give any notices to, make any filings with, and obtain, as soon as practicable, any Governmental Approvals for which it is responsible and, to the extent necessary, the Seller shall use its reasonable efforts to assist the Purchaser in respect of the foregoing.  The Seller shall use its best efforts to give any notices to, make any filings with, and obtain, as soon as practicable, any Governmental Approval for which it is responsible and, to the extent necessary, the Purchaser shall use its reasonable efforts to assist the Seller in respect of the foregoing.  For the avoidance of doubt, the Purchaser hereby represents that neither it nor any of its Affiliates, successors or assigns are required to file any business combination report with the KFTC in connection with the Transaction prior to the Completion.

(c) The Purchaser shall not take or permit any of its Affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the receipt of any Governmental Approval.  The Purchaser shall not withdraw any notification that it files pursuant to the applicable Competition Laws, or commit to or agree with the KFTC to stay, toll or extend any applicable waiting period under the applicable Competition Laws, without the prior written consent of the Seller.

4.3.      Access to Records. From the date of this Agreement until the Completion, the Seller shall permit, and the Seller shall cause the Group Companies to permit, Representatives of the Purchaser to have access, at reasonable times, to a reasonable extent, and to the extent not in violation of any Law, upon advance notice to the Seller, under the supervision of Seller's personnel, and in a manner so as not to interfere with the normal business operations of the Group Companies, to the premises, properties, personnel, books, records, contracts and documents as the Purchaser may reasonably request from time to time.

4.4. Third Party Consents.  If the execution, delivery or performance by the Seller of this Agreement or the consummation of the Transaction constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, requires consent or approval under, result in the termination of or a right of termination or cancellation or modification under, accelerate the performance required by, or create in any party the right to accelerate, terminate, modify or cancel any of the terms, conditions or provisions of, any Material Contract or material Governmental Approval to which any Group Company is a party or by which any Group Company or any of the properties of any Group Company are bound, then prior to the Completion, the Seller shall, and shall cause the Group Companies to, use best efforts to duly and timely obtain such waivers, consents, approvals.  The Purchaser shall reasonably cooperate with the Seller to assist the Seller to obtain such waivers, consents and approvals.  Prior to the Completion, the Seller shall, and shall cause the Group Companies to duly and timely give all notices required under the relevant Material Contracts and Governmental Approvals in connection with the Transaction.

4.5. Replacement of Directors.

(a) At least fifteen days prior to the Completion, the Purchaser shall deliver a notice ("Director List") to the Seller (i) specifying the candidates for registered directors and/or statutory auditor(s) of the Group Companies the Purchaser desires to nominate, and (ii) containing a list of the registered directors or the statutory auditor(s) of the Group Companies the Purchaser desires to have resign from the Group Companies.  Upon receipt of the Director List, the Seller shall procure that each of the registered directors listed in the Director List resign from their respective positions, effective as of the Completion Date, by executing the resignation letter in the form attached hereto as Exhibit 4.5(a), which executed form shall be delivered to the Purchaser at the Completion.

(b) The Seller shall, or shall cause the Group Companies to, convene a general meeting of the unitholders and/or shareholders of the Group Companies on or prior to the Completion to elect the candidates set forth in the Director List as registered directors and/or statutory auditor(s) of the Group Companies, conditional upon the Completion.

4.6.        Purchaser Financing.

 (a)   The Purchaser shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing and the Equity Financing on the terms and conditions described in the Financing Commitments, including (i) maintaining in effect the Financing Commitments, (ii) satisfying on a timely basis all conditions applicable to the Purchaser obtaining the Debt Financing and the Equity Financing, (iii) entering into definitive agreements with respect thereto on terms and conditions described in or contemplated by the Financing Commitments and (iv) consummating the Debt Financing and the Equity Financing at or prior to the Completion.

(b) The Purchaser acknowledges and agrees that obtaining the Debt Financing or the Equity Financing is not a condition to the Completion.  For the avoidance of doubt, if the Debt Financing or the Equity Financing, as relevant, has not been obtained, the Purchaser shall continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the fulfillment or waiver of the conditions set forth in Article V, to complete the purchase of the Ownership Interest and the other transactions contemplated by this Agreement on the terms contemplated by this Agreement.

4.7. Confidentiality; Public Announcements.

(a) The Purchaser acknowledges that the information provided to it in connection with this Agreement and the Transaction is subject to the terms of the Mutual Non-Disclosure Agreement, dated July 17, 2019, by and between Net 1 UEPS Technologies, Inc. and Stonebridge Capital Inc. (the "Non-Disclosure Agreement"), the terms of which are incorporated herein to apply to the Parties.  In the event of a conflict or inconsistency between the terms of this Agreement and the Non-Disclosure Agreement, the terms of this Agreement shall govern.  Effective upon, and only upon, the Completion, the obligations under the Non-Disclosure Agreement shall terminate except with respect to provisions regarding disclosure and use of confidential information not related to the business of the Group Companies, which shall continue in full force and effect in accordance with the terms of the Non-Disclosure Agreement.

(b) Neither Party shall make, or cause to be made, any press release or public disclosure or announcement or otherwise communicate with any news media in respect of this Agreement or the Transaction without the prior written consent of the other Party unless such disclosure is otherwise required by any applicable Law or other relevant requirements of a securities exchange, in which case such Party shall consult with the other Party, to the extent reasonably practicable, with respect to the text thereof prior to issuing such press release or public disclosure.

4.8. Employee Matters.

(a) Without prejudice to Section 4.8(b), until the Completion, the Purchaser shall not, and shall procure that its Affiliates and their respective agents, representatives and advisors shall not, without the express prior consent of the Seller, make any statement, or communicate in any way, whether directly or indirectly and whether itself or via any agent, representative or advisor, with any Employee Group, agent or any of their respective representatives, agents or advisors, in each case, in relation to any labor matters, and shall inform the Seller promptly of any communication received from any Employee Group, agent or any of their respective agents, representatives or advisors.

(b) The Purchaser shall cause the Group Companies not to: (i) change the working terms and conditions of the Employees other than directors to be less favorable than those existing as of the date hereof and (ii) terminate the employment of, implement any headcount reduction or otherwise implement manpower restructuring with respect to the Employees, in each case, for a period of three (3) years following the Completion Date.

4.9. Director and Officer Liability and Indemnification.  Notwithstanding anything to the contrary and without prejudice to any indemnity to which all present and former directors and statutory auditors of the Group Companies (the "Covered Persons") may be entitled, from and after the Completion, the Purchaser shall waive and release the Covered Persons from and against claims for Losses arising in the future out of or pertaining to any action or failure to take action by any such Covered Person in their capacity as director or statutory auditory, as applicable, in connection with the business or operation of the Group Companies prior to the date that their resignation becomes effective.  From and after the Completion, the Purchaser shall not, and shall, to the fullest extent permitted by Law, cause the Group Companies and its and their respective officers, directors and Affiliates to not, assert or file any claim against any Covered Person for any act performed or omission made in his/her capacity as a director or statutory auditor of the Group Companies in connection with the business or operation of the Group Companies prior to his/her resignation, except in cases where such claims arose out of fraud of the relevant Covered Person.

4.10. Exclusive Dealings.  The Seller and its Affiliates (including the Group Companies) shall not, and shall cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including through the furnishing of information) the submission of any inquiries, indications of interest, proposals or offers from any Person other than the Purchaser and its Representatives concerning the direct or indirect sale of equity securities or any assets of, or any merger, recapitalization, tender or exchange offer, or other business combination transaction or strategic relationship or similar transaction involving any of the equity securities or assets of, any Group Company (a "Competing Transaction"), (ii) participate in any discussions or negotiations regarding, or enter into any agreements or understandings relating to, a Competing Transaction, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage (including through the furnishing of any information), any effort or attempt by any third party to do or seek any of the foregoing.

4.11. Further Assurances. At any time or from time to time after the Completion, each of the Parties shall, to the extent commercially reasonable, execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement or to otherwise effect the transactions contemplated hereby.

ARTICLE V
CONDITIONS PRECEDENT

5.1.      Conditions Precedent to the Obligations of the Seller to Sell the Ownership Interest. The obligation of the Seller to sell the Ownership Interest at the Completion is subject to the satisfaction, on or prior to the Completion Date, of each of the following conditions, any of which may be waived in writing by the Seller:

(a) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, or promulgated by any Governmental Authority of competent jurisdiction that prohibits the consummation of the Transaction.

(b) Warranties.  The warranties of the Purchaser in Section 3.3 shall be true and correct in all material respects (except for those warranties which are qualified as to materiality, in which case such warranties shall be true and correct in all respects).

 (c) Covenants.  The Purchaser shall have duly performed and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it prior to or on the Completion Date.

(d) Transaction Documents.  All of the Transaction Documents shall have been duly executed by the parties thereto on or prior to the Completion Date.

(e) W&I Insurance Policy.  The W&I Insurance Policy shall have been entered into by and between the Purchaser and the W&I Insurance Company in accordance with the terms and conditions set forth in Article VI of this Agreement.

5.2.       Conditions Precedent to the Obligations of the Purchaser to Purchase the Ownership Interest.  The Purchaser's obligation to purchase the Ownership Interest at the Completion from the Seller is subject to the satisfaction, on or prior to the Completion Date, of the following conditions, any of which may be waived in writing by the Purchaser:

(a) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, or promulgated by any Governmental Authority of competent jurisdiction that prohibits the consummation of the Transaction.

(b) Warranties. The warranties of the Seller in Sections 3.1 and 3.2 shall be true and correct in all material respects (except for those warranties which are qualified as to materiality, in which case such warranties shall be true and correct in all respects).

 (c) Covenants.  The Seller shall have duly performed and complied with, in all material respects, all agreements, covenants and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it prior to or on the Completion Date.

(d) Transaction Documents.  All of the Transaction Documents shall have been duly executed by the parties thereto on or prior to the Completion Date.

5.3. Frustration of Completion Conditions.  The Purchaser may not rely on the failure of any condition set forth in Section 5.2 to be satisfied if such failure was primarily caused by the failure of the Purchaser to perform any of its obligations under this Agreement.  The Seller may not rely on the failure of any condition set forth in Section 5.1 to be satisfied if such failure was primarily caused by the failure of the Seller to perform any of its obligations under this Agreement.

ARTICLE VI
INDEMNIFICATION

6.1. Indemnification.

(a) Subject to the limitations contained in this Agreement, the Purchaser agrees to indemnify, defend and hold harmless the Seller, its Affiliates and their respective shareholders, officers, directors, employees and agents (collectively, the "Indemnified Seller Party") from and against (i) any and all Losses that incurred as a result of any inaccuracy in or breach of any of the warranties made by the Purchaser in Section 3.3 in this Agreement, and (ii) any and all Losses that incurred as a result of any breach of, or failure by the Purchaser to perform any of the Purchaser's covenants, agreements or other obligations contained in this Agreement.

(b) Subject to the limitations contained in this Agreement, including Sections 6.5 and 6.6, the Seller agrees to indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective shareholders, officers, directors, employees and agents (collectively, the "Indemnified Purchaser Party") from and against (i) any and all Losses that incurred as a result of any inaccuracy in or breach of any of the warranties made by the Seller in Section 3.1 or 3.2 in this Agreement, and (ii) any and all Losses that incurred as a result of any breach of, or failure by the Seller to perform any of the Seller's covenants, agreements or other obligations contained in this Agreement.

6.2.       Survival. The warranties of the Parties contained in Article III in this Agreement and any claims based on breach or inaccuracy of the same shall survive the Completion for a period of twenty-four (24) months from the Completion Date (other than the Fundamental Warranties, which shall survive in full force and effect until the date that is seven (7) years after the Completion Date), provided that none of covenants, obligations and other agreements contained in this Agreement shall survive the Completion Date other than those which by their terms contemplate performance after the Completion Date.

6.3. Limitations on Liability.

(a) No indemnification claim may be asserted against either Party unless written notice of such claim is received by such Party (the "Indemnifying Party"), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim and, with respect to claims pursuant to Sections 6.1(a) and 6.1(b), on or prior to the end of the applicable survival period stated in Section 6.2 from the Party seeking indemnification (each, an "Indemnified Party").

(b) Except in case of fraud by the Seller, under no circumstances shall the indemnification obligations of the Seller, in the aggregate, exceed US$1 in case of any claim arising under Section 6.1(b)(i).

(c) Any Indemnified Party shall use its reasonable efforts to avoid or mitigate any Losses which in the absence of mitigation might give rise to, or increase, a liability in respect of any claim under this Agreement.

(d) In calculating the amount of any Losses payable to an Indemnified Party hereunder, the amount of such Losses (i) shall not be duplicative of any other Loss for which an indemnification claim has been actually paid, (ii) shall be computed net of any amounts that such Indemnified Party is or may be entitled to claim for (the "Third Party Indemnification Amount") under any other indemnification agreements, understanding or similar arrangements other than this Agreement with respect to such Losses, and (iii) shall be computed net of any amounts that such Indemnified Party is or may be entitled to claim for under any insurance policy with respect to such Losses.  The Indemnified Party shall use its best efforts to seek a remedy under such indemnification agreements, understanding, insurance policy or other similar arrangements prior to seeking indemnification from the Indemnifying Party.  If the Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds or the Third Party Indemnification Amount, as the case may be, in respect of such claim is collected by such Indemnified Party, then such Indemnified Party promptly shall remit to the Indemnifying Party the insurance proceeds or the Third Party Indemnification Amount, as the case may be, up to the amount paid by the Indemnifying Party to such Indemnified Party.  In calculating the liability of the Seller in respect of any claim, there shall be taken into account any net quantifiable financial benefit to the Indemnified Purchaser Party as a result of the matter giving rise to such claim, including the amount by which any Tax for which the Indemnified Purchaser Party is accountable, liable to be assessed, is actually reduced or extinguished (including by way of a credit applied to future Taxes payable) as a result thereof.  For the purpose of this Section 6.3(d), recovery by, or financial benefit of, the Purchaser, the Group Companies or their respective Affiliate shall be deemed to be a recovery by, or financial benefit of, each of them.

(e)  Notwithstanding anything in this Agreement to the contrary, neither Party shall be liable to the other Party for any consequential, indirect, special, punitive or incidental damages; provided that the foregoing limitation shall not relieve such Party from liability for damages to the extent such damages are awarded to a third party in connection with a Third Party Claim..

(f) For purposes of this Article VI, the Seller shall not be liable for any Losses  based upon or arising out of (i) any inaccuracy or breach of any of the warranties of the Seller contained in this Agreement if the Purchaser had knowledge of such inaccuracy or breach prior to the Completion, (ii) any facts, events, or occurrence fairly disclosed in the information or materials set forth in, or that can be obtained through, the Seller Disclosure Schedules, the Data Room or public searches, as the case may be, (iii) any voluntary act, omission, transaction or arrangement by the Purchaser, (iv) matters to which the claims relate is specifically provided for in the Group Companies Financial Statements, (v) the passing of, or any change in, after the Completion Date, any Law or accounting rules, or (vi) any change in the enforcement, implementation or interpretation of the relevant Tax rules, policies, and rates.

(g) The disclosure of any item in the Seller Disclosure Schedules shall be deemed a disclosure with respect to any warranties if the relevance of such item to those warranties is reasonably apparent from the face of the Seller Disclosure Schedules.

6.4. Claims for Indemnification.

(a) Third-Party Claims.  All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (a "Third Party Claim") shall be made in accordance with the following procedures.  An Indemnified Party shall give prompt written notification (not more than thirty (30) days after becoming aware of any Third Party Claim) to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a Third-Party Claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article VI except to the extent such delay actually and materially prejudices the Indemnifying Party.  Such notification shall include a description in reasonable detail, to the extent known at the time, of the facts constituting the basis for such Third-Party Claim, any material information received by the Indemnified Party which is reasonably relevant to the applicable Third Party Claim, and the amount of the Losses claimed.  At any time after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim, at the Indemnifying Party's expense.  The Indemnified Party shall take any actions reasonably necessary and in good faith to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the foregoing sentence.  The Indemnified Party shall, and shall cause its Affiliates and its and their respective shareholders, officers, directors, employees and agents to, cooperate reasonably with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's reasonable expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably requested by the Indemnifying Party.  The Party not controlling such defense may participate therein at its own expense.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall have the right to settle such action, suit, proceeding or claim; provided, however, that (i) the Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, and (ii) the Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnified Party, unless such settlement does not impose injunctive or equitable relief on the Indemnified Party and includes a complete release of the Indemnified Party without prejudice.

(b) Procedure for Claims.  In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third-Party Claim (a "Direct Claim"), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a "Notice of Claim").  Such Notice of Claim shall specify in reasonable detail the legal basis for and the underlying facts of such Direct Claim.  For the avoidance of doubt, the Parties agree and understand that Notice of Claim in respect of a breach of a warranty must be sent by the Purchaser prior to the expiration of the relevant survival period for such warranty under Section 6.2.

 (c) Access to Information. In the event of an actual or potential claim, the Purchaser shall procure that the Seller and its representatives are provided, upon reasonable notice, with all such assistance, documentation, information and access to premises and personnel of the Group Companies as they may reasonably require to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest such claim and shall permit the Seller and its representatives to make copies of such documentation and information to the extent relevant to the claim.

6.5.       W&I Insurance.

As of the date of this Agreement, the Purchaser shall have procured the W&I insurance policy (the "W&I Insurance Policy") from the W&I Insurance Company on terms disclosed to the Seller, which shall contain a waiver of the W&I Insurance Company of its rights of subrogation, claims in contribution and rights acquired by assignment against the Seller (except in case of fraud by the Seller).  For the avoidance of doubt, the Seller shall have no obligations towards any premiums or payments to be made in connection with the obtainment and maintenance of the W&I Insurance Policy.  In the event of any conflict or other inconsistency between the terms of this Section 6.5 and any other provisions of this Agreement or any other contract, agreement or arrangement entered into by either the Purchaser or the Seller in connection with the Transaction (including the W&I Insurance Policy, as between the Parties), the terms of this Section 6.5 shall prevail.  Notwithstanding anything to the contrary in this Agreement, the Purchaser:

(a) hereby warrants to the Seller that the executed copy of the W&I Insurance Policy delivered by the Purchaser to the Seller on the date of this Agreement is true, complete and up-to-date;

(b) acknowledges and agrees that, in reliance upon the W&I Insurance Policy, neither the Purchaser nor any other Indemnified Purchaser Party shall be entitled to make, and the Purchaser waives on behalf of itself and all the other Indemnified Purchaser Parties any right such Person may have to make, any claim against the Seller arising out of, and the Seller shall not be liable for, any Losses suffered or incurred by any Indemnified Purchaser Party in connection with any claims of any inaccuracy in or breach of any of the warranties made by the Seller in Section 3.1 or Section 3.2 in this Agreement, except in case of fraud by the Seller;

(c) acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any other contract, agreement or arrangement entered into by either the Seller or the Purchaser in connection with the Transaction (including the W&I Insurance Policy), the Seller provides Sections 3.1 and 3.2 in this Agreement and (to the extent relating to any inaccuracy in or breach of any warranty set forth in Section 3.1 or Section 3.2) Section 6.1(b)(i) hereof to the Purchaser solely for purposes of satisfying the condition set forth in Section 5.2(c) in this Agreement and to enable the Purchaser to make claims against the W&I Insurance Company under the W&I Insurance Policy for any inaccuracy in or breach of any warranty set forth in Sections 3.1 and 3.2 hereof, and any and all claims for any inaccuracy in or breach of any warranty set forth in Section 3.1 or Section 3.2 by any Indemnified Purchaser Party shall be made exclusively against the W&I Insurance Company under the W&I Insurance Policy and, as such, the Indemnified Purchaser Parties shall not make any claim against the Seller as a result of any Loss, except in case of fraud by the Seller;

(d) acknowledges that the Seller has entered into this Agreement and will complete the Transaction in reliance on the Purchaser having obtained the W&I Insurance Policy and the provisions of this Section 6.5 and Section 6.6;

(e) agrees that it will not be entitled to make, and will not make, and waives and releases any right it may have to make, any claims for any inaccuracy in or breach of any of the warranties made by the Seller in Section 3.1 or Section 3.2 in this Agreement against the Seller, except in case of fraud by the Seller; and

(f) agrees that the provisions of this Section 6.5 will still apply notwithstanding that the Purchaser is or may be unable to pursue or obtain any remedy under the W&I Insurance Policy, whether due to policy validity (including if the W&I Insurance Policy is invalid due to the insolvency, breach or default of any Person), creditworthiness or otherwise.

6.6. W&I Insurance Covenants. The Purchaser covenants with the Seller that it shall:

(a) not (without the prior written consent of the Seller) agree to any amendment, variation or waiver of the W&I Insurance Policy (or do anything which has a similar effect);

(b) not (without the prior written consent of the Seller) novate, or otherwise assign its rights under, the W&I Insurance Policy (or do anything which has similar effect), save that the Purchaser may assign its rights under the W&I Insurance Policy by way of security to the bank(s) providing debt financing for the acquisition of the Ownership Interest;

(c) not (without the prior written consent of the Seller) vitiate, terminate, cancel or rescind the W&I Insurance Policy or take any steps to bring about or result in the W&I Insurance Policy to be vitiated, terminated, cancelled or rescinded or do anything which causes any right under the W&I Insurance Policy not to have full force and effect;

(d) comply with the terms of any deliverables and payment obligations set out in the W&I Insurance Policy; and

(e) include in the terms of the W&I Insurance Policy an express waiver and release of all of the W&I Insurance Company's rights of subrogation, contribution and rights acquired by assignment (or any similar or equivalent rights) against the Seller or any of its Affiliates and any Person for whom they are vicariously or contractually liable (such as their directors and officers) (together, the "Released Parties") (save in relation to fraud by the Seller, in which case the W&I Insurance Company shall be entitled to exercise its rights of subrogation, contribution and rights acquired by assignment (or any similar or equivalent rights) against the Seller), and an acknowledgment by the W&I Insurance Company that each of the Released Parties is entitled to directly enforce such waiver and release (and in respect of the waivers and releases the Purchaser contracts with the W&I Insurance Company in its own right and on trust for and for the benefit of each of the Released Parties).

Notwithstanding anything to the contrary herein, if there is any conflict or inconsistency between (i) Sections 6.5 and 6.6 and (ii) any other provisions of this Agreement, Sections 6.5 and 6.6 shall prevail.

6.7. Sole and Exclusive Remedy. From and after the Completion, the rights provided to the Parties under Article VI shall be the sole and exclusive remedies of the Indemnified Party with respect to claims under this Agreement or otherwise relating to the Transaction, provided, that notwithstanding anything to the contrary herein, nothing in this Section 6.7 shall limit the rights or remedies of any Indemnified Party (i) in case of fraud by the Indemnifying Party, or (ii) in seeking or obtaining specific performance and other equitable relief in accordance with the terms of this Agreement.

6.8.       Adjustment to Purchase Price.  All indemnification payments or reimbursements made by the Seller pursuant to this Article VI will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

ARTICLE VII
TERMINATION

7.1.        Termination.  This Agreement may be terminated at any time prior to the Completion:

(a) by mutual written agreement of the Seller and the Purchaser;

(b) by either the Seller or the Purchaser, in the event that the Completion has not occurred by the Long-Stop Date by reason of failure of any conditions set forth in Section 5.1 (in the case of termination by the Seller) or Section 5.2 (in the case of termination by the Purchaser); provided, that a Party to which failure of any conditions applicable to it under Article V is attributable may not terminate this Agreement pursuant to this Section 7.1(b);

(c) by either the Seller or the Purchaser with a written notice to the other Party if the other Party has materially breached any of its warranties, covenants or obligations under this Agreement (other than a material breach falling under Sections 7.1(d) and 7.1(e), as applicable) which breach would result in the failure to satisfy any of the conditions set forth in Section 5.1 or 5.2, and has failed to cure such breach within twenty (20) days following such written notice;

(d) by the Seller if all of the conditions precedent to the obligations of the Purchaser under Section 5.2 have been satisfied or waived and the Purchaser has failed to consummate the Completion in accordance with Section 2.3; or

(e) by the Purchaser if all of the conditions precedent to the obligations of the Seller in Section 5.1 have been satisfied or waived and the Seller have failed to consummate the Completion in accordance with Section 2.5.

7.2. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 7.1, subject to Section 7.2(b), this Agreement shall become void and have no effect, without any liability or obligation on the part of the Purchaser or the Seller, other than the provisions of Section 4.7, Article VI, Article VII and Article VIII, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, nothing herein shall relieve any Party from any liability for any pre-termination breach by such Party of its covenants or agreements set forth in this Agreement.

(b) Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree:

(i)  in the event that this Agreement is terminated by the Seller in accordance with Section 7.1(d), the Seller shall be entitled to forfeit the Contract Deposit including any interest accrued thereon and retain the full amount as monetary penalty (wiyakbeol in Korean) that would compensate the Seller for the expenses incurred and opportunities foregone as a result of the failure of the consummation of the Transaction (the "Termination Fee");

(ii)  in the event that this Agreement is terminated for any other reason either by the Seller or the Purchaser, the Seller shall return the Contract Deposit, including any interest accrued thereon, to the Purchaser within ten (10) Business Days following such termination and the Purchaser shall not have any obligation to pay the Termination Fee or any other amount as a monetary penalty; and

(iii) in connection with the foregoing, the Parties hereby acknowledge and agree that (x) the agreements contained in this Section 7.2 are an integral part of this Agreement, and that without these agreements, the Seller and the Purchaser would not have entered into this Agreement, and (y) the Termination Fee is a fair and reasonable compensation for the Losses suffered or incurred by the Seller by reason of any termination of this Agreement under circumstances in which the Termination Fee is payable pursuant to this Section 7.2.

ARTICLE VIII
MISCELLANEOUS

8.1.     Entire Agreement. This Agreement constitutes the entire agreement of the Parties in respect of the subject matter hereof and supersedes any prior expressions of intent or understandings with respect thereto.

8.2.       Assignment. This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without obtaining the prior written consent of the other Party. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.3.      Tax and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be responsible for and bear its own taxes, fees, costs and expenses imposed, levied, assessed or incurred on or by the Party for or in connection with the negotiation, preparation, execution and performance of this Agreement and the Transaction, including fees and disbursements of legal counsel; provided that, for the avoidance of doubt, the W&I Insurance Premium and any other costs and expenses associated with obtaining the W&I Insurance Policy shall be solely borne by the Purchaser.

8.4.       No Right of Off-set/Set-off. Except as otherwise set forth herein, neither Party shall have any right to off-set, deduct or set-off any payments due pursuant to this Agreement against any other payment to be made pursuant to this Agreement or otherwise.

8.5.       Governing Law and Dispute Resolution. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, construed and enforceable in accordance with the Laws of Korea, without giving effect to the conflict of laws provisions thereof.  In the event of any dispute or claim arising out of or in connection with or relating to this Agreement or the breach hereof, the Parties agree to negotiate in good faith to resolve any dispute between them.  If the negotiations do not resolve the dispute, claim or breach to the reasonable satisfaction of the Parties within thirty (30) days, then such dispute, claim or breach shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce.  Any such arbitration shall be conducted in English in Singapore.  For the purpose of such arbitration, there shall be three (3) arbitrators appointed, and each of the claimant and the respondent shall appoint one (1) arbitrator and each such appointed arbitrator shall agree upon and appoint the third arbitrator.  If the two appointed arbitrators are unable to agree on a third arbitrator, the third arbitrator shall be appointed in accordance with the Rules of Arbitration of the International Chamber of Commerce.  No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by another Party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by a Governmental Authority or as required in an action in aid of arbitration or for enforcement of an arbitral award.

8.6.       Amendments and Waivers; Remedies Cumulative. Except as otherwise set forth herein, this Agreement may be amended or modified only by an instrument in writing duly executed by the Parties. The failure or delay of either Party to require performance by the other Party of any provision of this Agreement shall not affect its right to require performance of such provision nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

8.7.      Severability. If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. In such event, the Parties shall use their respective best efforts to negotiate in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties' intent in entering into this Agreement.

8.8.       Notices. Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered by hand or internationally recognized overnight air courier or transmitted by facsimile or email to the relevant Party at its address, fax number or email address set out below (or such other address, fax number or email address as the addressee has by seven (7) Business Days' prior written notice specified to the other Party):

If to the Purchaser:

Stonebridge Capital Inc.

11F KFAS B/D, 211, Teheran-ro, Gangnam-gu, Seoul 06141, Stonebridge Capital Inc.

Attention: Hankook Park, Director

Fax: (+xx)x-xxx-xxx

Email: xxx

with a copy to (which shall not constitute notice):

Shin & Kim LLC

23F, D-Tower (D2), 17 Jongno 3-gil, Jongro-gu, Seoul 03155, Korea

Attention: Byung Tae Kim

Fax: (+xx)x-xxx-xxx

Email: xxx

If to the Seller:

Net1 UEPS Technologies, Inc.

Mailing Address: P.O. Box 2424, Parklands, 2121, Johannesburg, South Africa

Attention: Herman Kotze

Fax: (xx) xx xxx xxx

Email: hermank@net1.com

with a copy to (which shall not constitute notice):

Yulchon LLC

Parnas Tower 38Fl., 521 Teheran-ro, Gangnam-gu, Seoul 06164, Korea

Attention: Jin Kook Lee

Fax: (+xx) x-xxx-xxxx

Email: xxx

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been duly given (a) if delivered by hand or internationally recognized overnight air courier, when actually delivered to the relevant address, and (b) if transmitted by fax or email, on the date of confirmation of receipt, provided that if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

8.9.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

8.10. No Third Party Beneficiary. This Agreement is solely for the benefit of the Parties and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party, including any creditor, any remedy, claim, liability reimbursement, cause of action or other right.

8.11.      Language. This Agreement shall be executed in the English language.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

THE SELLER

NET 1 Applied Technologies Netherlands B.V.

By: Herman G. Kotzé

Name: Herman G. Kotzé

Title: Director

[Signature Page]

PURCHASER

PayletterHoldings LLC.

By: /s/ Billy Sungwoo Lee__

Name:  Billy Sungwoo Lee

Title: Representative Director

[Signature Page]

SCHEDULE A
CONDUCT OF BUSINESS PRIOR TO COMPLETION

The Seller shall procure that, between the time of entry into this Agreement and the Completion, no Group Company does any of the following things without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed, provided that if the Seller does not receive any response within five (5) Business Days, the Purchaser shall be deemed to have given consent to such action:

1. make any substantial change in the nature or organisation of its business or discontinue or cease to operate all or a material part of its business;

2. undertake any recapitalization, restructuring, reorganization, liquidation of any Group Company;

3. transfer all or any material part of its business or assets to any other Person;

4. borrow from financial institutions, issue any debt securities or otherwise incur any indebtedness which would result in the increase of the outstanding amount of such indebtedness of any Group Company as of the date hereof by more than KRW 1,200,000,000;

5. acquire or dispose of any securities, interests in any entity, assets, business or undertakings having an aggregate value in excess of KRW 1,200,000,000, in each case other than in the Ordinary Course of Business;

6. make any capital expenditure in excess of KRW 1,200,000,000; individually or in the aggregate, or except for the capital expenditures disclosed by or on behalf of the Seller to the Purchaser prior to the date hereof;

7. (i) merge or consolidate with or into any other Person, (ii) establish joint ventures, partnerships or subsidiaries, whether or not wholly owned, or (iii) enter into any proposed transaction or series of related transactions involving a change of control or any liquidation, dissolution or winding-up of any Group Company;

8. make or provide any loan or enter into any finance agreement other than credit extended or received in the Ordinary Course of Business;

9. repay any loan except for any repayment or setoff by a Group Company to another Group Company or in accordance with the terms of any written agreement executed prior to the date of this Agreement or in the Ordinary Course of Business, provided that for the avoidance of doubt, the repayment of any amounts due under any revolving credit facility shall be considered in the Ordinary Course of Business;

10. create any Encumbrance over any of its assets or undertaking other than (i) in the Ordinary Course of Business or (ii) as required under any existing finance documents;

11. enter into any guarantee, indemnity or similar undertaking, other than in the Ordinary Course of Business;

[Schedule A]

12. create, allot, issue, acquire, repay, reclassify, redeem, reduce or repurchase any share capital of any Group Company or any options, warrants or other securities that are convertible into, or exercisable or exchangeable for, such shares or do any act which has the effect of diluting or reducing the effective direct or indirect Equity Interest of the Seller in the Company or the Company in KSNET;

13. split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any outstanding securities of any Group Company, or undertake a capital reduction of any Group Company;

14. declare, make or pay any dividend or other distribution to the Seller or its Affiliates (other than a Group Company);

15. (i) grant or announce any increase in wages, salaries, compensation, bonuses or incentives payable to any Employee, (ii) establish or increase or promise to increase any benefits under any employee benefit plan, (iii) terminate any director, officer or employee, (iv) hire or make an offer to hire any new employee or independent contractor with annual compensation in excess of KRW 100,000,000); (v) enter into any, adopt, amend or terminate any employment, change in control, severance or similar agreements with any Employee or independent contractor, (vi) accelerate the time of payment or vesting of, or lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any employee benefit plan, in each except (A) as may be required under applicable Law, (B) pursuant to the employee benefit plans or collective bargaining agreements of the Group Companies in effect on the date hereof, (C) in the ordinary course of business, (D) payment of any accrued or earned but unpaid compensation, or (E) pursuant to employment, retention or similar type of Contracts in effect as of the date hereof;

16. enter into or recognize any labor union or enter into or amend any collective bargaining agreement or any other agreement with the trade union, works council or other representative group of the Employees;

17. enter into, amend, modify, amend or terminate any Material Contract, save for (i) any new lease agreements to the extent materially consistent with economic terms set forth therein and (ii) any replacement or renewed lease agreements following the expiry of any existing lease agreement to the extent materially consistent with the pricing terms set forth therein;

18. other than in the Ordinary Course of Business, enter into any agreement or transaction with a value in excess of KRW 1,200,000,000 between any Group Company, on the one hand, and any Seller or any of its Affiliates, on the other hand.  For the avoidance of doubt, any such agreement or transaction not exceeding such monetary thresholds shall be on arms' length terms;

19. sell, transfer, grant any security interest in or otherwise encumber or dispose of any Group Company's Business Intellectual Property to any other Person or abandon, allow to lapse, disclaim or dedicate to the public or fail to make any filing, pay any fee or take any other action necessary to prosecute and maintain in full force and effect any Group Company's Intellectual Property;

[Schedule A]

20. amend or alter the articles of incorporation or other constitutional documents of any Group Company;

21. appoint, remove or change the independent auditor or independent public accountants of any Group Company;

22. make any change to the accounting principles, procedures, practices or policies by reference to which its accounts are drawn up (other than as required in order to comply with any changes to the relevant accounting standards);

23. commence, dismiss or settle any Action the claim value of which is KRW 1,200,000,000 or more or with any Governmental Authority;

24. fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Group Companies as are currently in effect;

25. prepare or file any Tax Return inconsistent with past practice, adopt any method on any such Tax Return that is inconsistent with methods used in prior periods, make any Tax election, amend any Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or a similar Contract, settle or compromise any Tax contest, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

26. change its residence for Tax purposes; or

27. agree to do any of the foregoing, whether such agreement takes effect on or at any time after the date of this Agreement.

[Schedule A]

SCHEDULE B
SELLER DISCLOSURE SCHEDULES

[Schedule B]

EXHIBIT 2.2(C)

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT

This Pledge Agreement (this "Pledge Agreement") is entered into as of [•], 2020 (the "Effective Date") by and between NET 1 Applied Technologies Netherlands B.V. ("Pledgor"), a company established and existing under the laws of the Netherlands with its registered office at Strawinkylaan 3105, 1077ZX, Amsterdam, Netherlands, and PayletterHoldings LLC. ("Pledgee"), a company incorporated and existing under the laws of Korea with its registered office at 223, Yeoksam-ro, Gangnam-gu, Seoul, 06224, Korea.  Pledgor and Pledgee shall be individually referred to as a "Party" and collectively as the "Parties".

RECITALS:

WHEREAS, Pledgor and Pledgee entered into that certain Purchase Agreement (the "PA") dated as of January 23, 2020, pursuant to which Pledgor agreed to sell to Pledgee, and Pledgee agreed to purchase from Pledgor, the Ownership Interest.  Capitalized terms used herein shall have the same meanings defined in the PA unless otherwise defined herein; and

WHEREAS, immediately following the payment of the Contract Deposit in accordance with Section 2.2(b) of the PA into the bank account (the "Bank Account") held in the name of Pledgor at [•] Branch of KEB Hana Bank (the "Bank"), details of which shall be as set forth on Annex A, in order to secure the obligation of Pledgor to return the Contract Deposit (and interest accrued thereon) upon the occurrence of an event requiring such return pursuant to Section 7.2(b)(ii) of the PA (the "Secured Obligation"), Pledgor desires to establish a first priority kun-pledge in favor of Pledgee over the Bank Account, in accordance with Section 2.2(c) of the PA and subject to the terms and conditions hereof.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1.   ESTABLISHMENT OF PLEDGE

1.1  Pledgor, as the legal and beneficial owner of the Bank Account, hereby establishes a first priority kun-pledge ("il-sun-wi-kun-jil-kwon") in favor of Pledgee, on its right to claim the Contract Deposit in the Bank Account and interest accrued thereon from the Bank (the "Deposit Claim Right", and such pledge being the "Pledge"), and Pledgee hereby accepts such Pledge, as collateral security for the due and punctual payment, performance and discharge of the Secured Obligation.

1.2 Pledgor shall, on the Effective Date and immediately following its receipt of the Contract Deposit from Pledgee, (a) send the Notification and Acceptance of Establishment of Pledge in the form and substance set forth in Attachment 1.2 to the Bank, (b) procure from the Bank an acceptance of the Notification and Acceptance of Establishment of Pledge with a fixed date seal affixed thereon, and (c) deliver an original thereof to Pledgee.

[Exhibit]

ARTICLE 2.  OBLIGATIONS OF PLEDGOR

2.1 Pledgor shall not assign, transfer, sell, further pledge or otherwise encumber the Deposit Claim Right.

2.2 Pledgor shall procure that (a) the Deposit Claim Right is not attached or provisionally attached, and (b) the Bank does not have any right to set off any of its claims against Pledgor against the Deposit Claim Right.

ARTICLE 3.   SCOPE OF PLEDGE

The scope of the Pledge shall extend to the balance of the Bank Account, including the Contract Deposit and any interest accrued thereon.

ARTICLE 4.   ENFORCEMENT OF PLEDGE

Upon a failure by Pledgor to perform the Secured Obligation in full, Pledgee shall become forthwith entitled, as and when it sees fit, to put into force and to exercise all or any of the power possessed by Pledgee as the pledgee of the Deposit Claim Right in or towards the satisfaction of the Secured Obligation, including the right and power to demand, sue for, collect or receive, in the name of Pledgee, any money or property at any time payable or receivable on account of or in exchange for any of the Deposit Claim Right, but shall be under no obligation to do so.

ARTICLE 5.   TERMINATION OF PLEDGE

5.1 The Pledge shall be deemed automatically terminated concurrently upon the Completion pursuant to Section 2.5 of the PA, in which case the Contract Deposit, including any interest accrued thereon, shall be retained by Pledgor.

5.2 In the event the PA is terminated and, as a result of such termination, the Contract Deposit, including any interest accrued thereon, is forfeited for the benefit of, and retained by, the Seller in accordance with Section 7.2(b)(i) of the PA, the Pledge shall be deemed automatically terminated at the time of such termination of the PA.

5.3 In the event the PA is terminated and Pledgor is obligated to return the Contract Deposit, including any interest accrued thereon, in accordance with the terms of the PA, the Pledge shall be automatically terminated simultaneously with such termination of the PA, and the Parties shall take actions required or necessary to return the Contract Deposit to Pledgee pursuant to the terms of the PA as soon as practicable, but in no event later than five (5) Business Days from the date of the termination of the Pledge.

5.4 If the Pledge is terminated pursuant to Section 5.1 or Section 5.2 hereof, Pledgee shall immediately give a notice of termination and release to the Bank in the form and substance set forth in Attachment 5.4 to the Bank and take such other actions requested by the Pledgor to effectuate and perfect the release of the Pledge including delivering to Pledgor documents necessary for the release of the Pledge.

[Exhibit]

ARTICLE 6.   MISCELLANEOUS

The Parties hereby agree that the provisions of Sections 8.3 through 8.11 of the PA shall apply to this Pledge Agreement, and are incorporated herein by reference, mutatis mutandis.

[Signature page follows.]

[Exhibit]

IN WITNESSETH WHEREOF, the Parties have caused this Pledge Agreement to be executed by their respective duly authorized representatives as of date first written above.

PLEDGOR:

NET 1 APPLIED TECHNOLOGIES NETHERLANDS B.V.
By:	_________________________
Name:
Title:

PLEDGEE:

PAYLETTERHOLDINGS LLC.

By:	_____________________________
Name:
Title:

[Exhibit]

Annex A to Pledge Agreement

Details of the Bank Account

Bank / Branch	Deposit Type	Account Number
[•]	[•]	[•]

[Exhibit]

Attachment 1.2 to Pledge Agreement

Notification and Acceptance of Establishment of Pledge

[Bank form added]

담당	책임자	지점장

질권설정 승낙의뢰서

하나은행 ______________ 지점(부) 앞

예 금 주 (위탁자/수익자)	예 금 종 별	계좌번호	만기일	잔액	질권설정금액

귀행에 개설된 상기 예금(이자 포함)에 대하여 질권자앞 질권설정을 신청하오니 승낙하여 주시기 바라며, 아래의 내용을 설명듣고 이해 하였음을 확인 합니다.

가. 정기예금의 경우 만기시 예금주의 요청이 있으면 질권자의 질권해지 통지없이 동종의 예금으로 갱신하여 관리 합니다.

나. 예금의 만기 경과후 질권자가 피담보채권의 변제기일도래 등으로 질권의 실행을 위하여 예금의 지급을 청구하여 왔을 때에는 예금주의 동의 없이 질권자앞 질권 설정된 예금을 지급 합니다.

20 년 월 일

예 금 주 (질권설정자)
주 소 :
생년월일(사업자등록번호) :
성 명 : (인)

질 권 자
주 소 :
생년월일(사업자등록번호) :
성 명 : (인)

5-08-0075(2-1) (2016.07 개정)
(보존년한 : 해지일로부터 5년)

KEB 하나은행

[Exhibit]

질권설정 승낙서

질권자 귀하

예금주(위탁자/수익자) 성명(상호), 생년월일(사업자번호)	질권자 성명(상호), 생년월일(사업자번호)	예금종별	계좌번호	만기일	잔액	질권설정금액

상기 예금에 대하여 질권자 앞 질권설정을 승낙합니다.

20 년 월 일

하나은행 지점(부)

* 질권자는 본 승낙서에 확정일자를 받으시기 바랍니다.
* 질권자가 피담보채권의 변제기일도래 등으로 질권의 실행을 위하여 예금의 지급을 청구하여 왔을 때에는 다음과 같이 지급 합니다.
  가. 예금의 만기일이 채권변제기일보다 뒤인 때에는 예금의 만기일 이후에 지급하며
  나. 채권변제기일이 예금의 만기일보다 뒤인 때에는 채권변제기일 이후에 지급 합니다.

5-08-0075(2-2) (2016.07 개정)
(보존년한 : 해지일로부터 5년)

KEB 하나은행

[Exhibit]

Request for Approval of Pledge Establishment

To KEB Hana Bank ________________ Branch (Department)

Account holder (Truster/ Beneficiary)	Deposit Type	Account No.	Maturity Date	Balance	Pledge Amount

I hereby request you to approve establishment of pledge for the Pledgee against the aforementioned deposit account (including interest) and confirm that I have been informed of and understand the following :

A. For a time deposit account, if the account holder requests on maturity, the account shall be renewed with the same type of deposit without notifying termination of pledge to the Pledgee.

B. Upon maturity of a deposit, if the Pledgee requests payment of the deposit for the purpose of exercising pledge right for the reason of the arrival of repayment date for the secured debt, the deposit shall be paid to the Pledgee without the consent of the account holder.

mm dd yyyy

Account holder Address :

(Pledger) Date of Birth (Business Registration No.) :

Name : (seal)

Pledgee Address :

Date of Birth (Business Registration No.) :

Name : (seal)

5-08-0539(2-1) (Enacted in Dec. 2016)
(Term of preservation : 5 years from date of termination)

KEB 하나은행

[Exhibit]

Consent to Pledge Establishment

To Pledgee

Account holder (Truster/ Beneficiary), Name(Company Name), Date of Birth (Business Registration No.)	Pledgee Name (Company Name), Date of Birth (Business Registration No.)	Deposit Type	Account No.	Maturity Date	Balance	Pledge Amount

We hereby consent to the establishment of pledge for the Pledgee against the aforementioned deposit account.

mm dd yyyy

KEB Hana Bank Branch (Department)

* Pledgee is advised to obtain a fixed date on this consent.
* If Pledgee requests payment of a deposit for exercising pledge right for the reason of the arrival of the repayment date for secured debt, the deposit shall be paid as below:
  A. Payment shall be made after the maturity date of the deposit, if the maturity date of the deposit is after the repayment date of the secured debt.
  B. Payment shall be made after the repayment date of the secured debt, if the repayment date of the secured debt is after the maturity date of the deposit.

5-08-0539(2-2) (Enacted in Dec. 2016)
(Term of preservation : 5 years from date of termination)

KEB 하나은행

[Exhibit]

Attachment 5.4 to Pledge Agreement

Notification for Termination and Release of Pledge

[Exhibit]

[Bank form added]

담당	책임자	관리자	부점장

질 권 해 지 통 지 서

하나은행 ________________ 지점(부) 앞

귀행에서 질권설정 승낙한 아래 예금에 대하여 질권 해지를 신청하오니 처리하여 주시기 바랍니다.

예 금 명 세

예 금 주	예 금 종 별	계좌번호	만기일	질권설정일	질권설정금액

년 월 일

질 권 자

주 소(선택항목) :

생년월일(사업자등록번호) :

성 명 : (인)

인감대조

● 질권자의 인감은 「질권설정승락의뢰서」의 인감 또는 인감증명서상의 인감과 일치해야 합니다.

5-08-0099(1-1) (2016.03 개정)
(보존년한 : 해지일로부터 5년)

KEB 하나은행

[Exhibit]

Notice of Termination of Pledge

To KEB Hana Bank_______________ Branch (Department)

I hereby request that the Bank terminate the pledge, against the following deposit, whose establishment was approved by the Bank. Please process my request.

Summary of Deposit

Depositor	Deposit Type	Account No.	Expiration Date	Date Pledge Established	Pledge Amount

MM DD YYYY

Pledgee

Address (optional) :

Date of Birth (or Business Registration Number) :

Name : (sign)

Confirmation of registered seal

- The pledgee's registered seal shall correspond to the one affixed to the Request for Accepting Pledge Establishment or the certificate of registered seal.

5-08-0525(1-1) (Enacted in Oct 2016)
(Term of preservation : 5 years from date of termination)

KEB 하나은행

[Exhibit]

EXHIBIT 4.5(A)
FORM RESIGNATION LETTER

Date: ____________, 2020

[Name of Company]

[Address]

Dear Sir,

I hereby resign as a [Director/Statutory Auditor] of [Name of Company] (the "Company"), effective as of [⬤] (the "Resignation Date").  I confirm that with this resignation, all authority granted to or by me in relation to the Company is hereby terminated as of the Resignation Date.  I hereby undertake to do all reasonable things necessary to effect this resignation.

In connection with my resignation, I hereby confirm that I have no claim against the Company for any salary, wages, severance, unpaid vacation, unreimbursed business expenses, claims for indemnification, debts, fees, benefits or loss of office, or on any other account whatsoever, and I release the Company from, and waive my rights in relation to, any and all claims I have or may have against the Company.

This resignation letter has been voluntarily prepared, and will not be revoked, and I will not claim the cancellation or nullification thereof.

Sincerely,

________________________

Name:

[Note: For a Korean citizen, affix personal registered seal and attach a Certificate of Personal Registered Seal.  For a foreigner, this document must be properly executed pursuant to one of the following methods: (1) if executed in the signer's home country, then by a duly registered public notary in such country, (2) if executed outside the signer's home country (residing abroad in a country other than Korea), then by legalization by either the consulate/embassy of Korea or the consulate/embassy of the signer's home country located in such country, or (3) if executed in Korea, then by a duly registered public notary in Korea.]

[Exhibit]